     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1997

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         GUILFORD PHARMACEUTICALS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                   52-1841960
              (STATE OR OTHER JURISDICTION OF                                     (I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION)                                  IDENTIFICATION NUMBER)

                               ------------------

                             6611 TRIBUTARY STREET
                           BALTIMORE, MARYLAND 21224
                                 (410) 631-6300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              CRAIG R. SMITH, M.D.
                            CHIEF EXECUTIVE OFFICER
                         GUILFORD PHARMACEUTICALS INC.
                             6611 TRIBUTARY STREET
                           BALTIMORE, MARYLAND 21224
                                 (410) 631-6300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ------------------

                                  Copies to:


                     MICHAEL J. SILVER                                            GREGORY C. SMITH
                   HOGAN & HARTSON L.L.P.                                           JAMIE CHUNG
             111 S. CALVERT STREET, SUITE 1600                                      TAMARA HINDS
                 BALTIMORE, MARYLAND 21202                                       COOLEY GODWARD LLP
                       (410) 659-2700                                      ONE MARITIME PLAZA, 20TH FLOOR
                                                                          SAN FRANCISCO, CALIFORNIA 94111
                                                                                   (415) 693-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    As soon as practicable following the effective date of this Registration
                                   Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                                     PROPOSED       PROPOSED
                                                                                      MAXIMUM        MAXIMUM
                                                                       AMOUNT        OFFERING       AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS OF                                                  TO BE        PRICE PER      OFFERING     REGISTRATION
SECURITIES TO BE REGISTERED                                         REGISTERED(1)     UNIT(2)         PRICE           FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share, and
  Series A Junior Participating Preferred Share Purchase
  Rights(3)........................................................    3,737,500      $27.44      $102,557,000      $31,078
===============================================================================================================================

(1) Includes 487,500 shares which may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average high and low sales prices on March 4, 1997, as reported on the Nasdaq National Market System.
(3) The Series A Junior Participating Preferred Share Purchase Rights, which are attached to the shares of Common Stock being registered, will be issued for no additional consideration; no additional registration fee is required.

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MARCH 7, 1997

                                3,250,000 SHARES

                                    [LOGO]

                                  COMMON STOCK

                            ------------------------

     All of the shares of Common Stock offered hereby are being sold by Guilford Pharmaceuticals Inc. The Company's Common Stock is listed on the Nasdaq National Market under the symbol "GLFD." On March 6, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $28.25 per share.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.

=======================================================================================================
                                                    PRICE           UNDERWRITING         PROCEEDS TO
                                                  TO PUBLIC          DISCOUNT(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------------
Per Share...................................          $                   $                   $
Total(3)....................................          $                   $                   $
=======================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the offering payable by the Company estimated at $300,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 487,500 additional shares of Common Stock at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the
shares will be made against payment on or about           , 1997 at the office
of Oppenheimer & Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.

                            ------------------------

OPPENHEIMER & CO., INC.
                                   ALEX. BROWN & SONS
                                       INCORPORATED
                                                    HAMBRECHT & QUIST

                  The date of this Prospectus is        , 1997

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference and made a part hereof: the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed under the Exchange Act on March 25, 1994, including all amendments and reports filed for the purpose of updating such description. All documents filed by the Company with the Commission pursuant to Sections 13(a) of the Exchange Act and any definitive proxy statement so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus, upon request of such person, directed to Thomas C. Seoh, Vice President, General Counsel and Secretary, Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224 (telephone (410) 631-6300).

     To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

     GLIADEL(R) and DOPASCAN(R) are registered trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders. Guilford was incorporated in Delaware on July 14, 1993. The Company's executive offices are located at 6611 Tributary Street, Baltimore, Maryland 21224, and its telephone number is (410) 631-6300. As used herein, unless the context otherwise requires, Guilford Pharmaceuticals Inc. ("Guilford" or the "Company") shall include Guilford and its subsidiaries.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND OTHER SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investment in the securities offered hereby involves a high degree of risk. See "Risk Factors." Unless otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

     Guilford is a biopharmaceutical company engaged in the development and commercialization of novel products in two principal areas: (i) targeted and controlled drug delivery systems using proprietary biodegradable polymers for the treatment of cancer and other diseases; and (ii) therapeutic and diagnostic products for neurological diseases and conditions.

     The Company's first product in its drug delivery business is GLIADEL(R) Wafer ("GLIADEL"), a novel treatment for glioblastoma multiforme, the most common and rapidly fatal form of brain cancer. GLIADEL was cleared for marketing by the United States Food and Drug Administration (the "FDA") in September 1996 for use as an adjunct to surgery to prolong survival in patients with recurrent glioblastoma multiforme for whom surgical resection is indicated. GLIADEL was commercially launched in the United States on February 25, 1997 by the Company's marketing partner, Rhone-Poulenc Rorer Pharmaceuticals, Inc. (collectively with its parent, Rhone-Poulenc Rorer, Inc., "RPR"). The Company's lead neurological product candidate is DOPASCAN(R) Injection ("DOPASCAN"), a radiolabeled tropane derivative that is being developed for the diagnosis and monitoring of Parkinson's disease. The Company has completed enrollment in a multi-center Phase II clinical trial of DOPASCAN in the United States and is preparing to commence Phase III clinical trials later this year. The Company also is developing other neurological product candidates, including: (i) neurotrophic drugs to promote nerve growth and repair, which may have applications for spinal cord injuries, peripheral neuropathies and neurodegenerative diseases, such as Alzheimer's disease and Parkinson's disease; (ii) neuroprotective drugs to reduce neuronal damage due to stroke or severe head trauma; and (iii) drugs to treat addictive disorders.

DRUG DELIVERY BUSINESS

     The Company's drug delivery business currently involves the use of biodegradable polymers for targeted and controlled delivery of chemotherapeutic drugs to treat cancer. The Company believes that delivering high drug concentrations locally for a sustained period of time will increase the efficacy of chemotherapy in controlling tumor growth and will decrease the side effects associated with systemic drug administration. Guilford has developed expertise in the discovery, clinical development and manufacturing of polymer-based drug delivery products.

     GLIADEL. GLIADEL is a novel drug delivery system consisting of a patented biodegradable polymer that contains the chemotherapeutic drug BCNU (carmustine). GLIADEL is a targeted and controlled drug delivery system that is implanted in the surgical cavity following brain tumor resection. This route of administration overcomes limitations of systemic chemotherapy with BCNU by delivering high concentrations of the drug directly to the tumor site for an extended period without exposing the rest of the body to the toxic effects of the drug. GLIADEL is used to complement standard therapy with surgery, radiation therapy and systemic chemotherapy in patients with recurrent glioblastoma multiforme. GLIADEL was shown in a North American Phase III clinical trial to increase the six-month survival rate by more than 50% in these patients.

     In June 1996, the Company entered into a strategic agreement with RPR granting RPR the worldwide (excluding Scandinavia) rights to market, sell and distribute GLIADEL. During 1996, RPR paid Guilford $27.5 million in rights and milestone payments, made a $7.5 million equity investment in Guilford Common

Stock and extended to the Company a $7.5 million line of credit. Under the agreements with RPR, Guilford receives a combined transfer price and royalty of 35% to 40% of the net sales of GLIADEL. Guilford could earn additional payments totaling up to $40 million, subject to achievement of certain milestone events.

     GLIADEL was cleared for marketing by the FDA in September 1996 and launched commercially in the United States in February 1997 by RPR through its existing oncology sales force. Prior to launch, GLIADEL was available to neurosurgeons in the United States under a Treatment Investigational New Drug Application ("Treatment IND") cleared by the FDA. The Treatment IND protocol was approved in over 170 hospitals in the United States and more than 450 treatments were distributed.

     Guilford and RPR have initiated a series of new clinical trials for the purpose of seeking to expand the market for GLIADEL. A Phase III randomized, double-blind, placebo-controlled trial in patients undergoing initial surgery for malignant glioma is planned to commence in mid-1997. In addition, Guilford has initiated a Phase I clinical trial to test the safety of escalating the concentration of BCNU in GLIADEL from 3.85% to 20%, following preclinical studies suggesting that higher concentrations of BCNU in GLIADEL may be even more effective and appear to be safe.

     Other Polymer-Based Drug Delivery Products. The Company intends to broaden its line of polymer-based drug delivery products and has research and preclinical studies underway. These programs include new polymer configurations and the use of other chemotherapeutic agents such as paclitaxel (Taxol(R)) and camptothecin in a variety of polymer systems. The Company has entered into collaborations with scientists at The Johns Hopkins University ("Johns Hopkins") and The Massachusetts Institute of Technology ("MIT") to discover new polymers and to advise the Company on new product development. In addition, Guilford and RPR are evaluating the opportunity to incorporate RPR's proprietary chemotherapeutics in Guilford's proprietary polymer systems.

NEUROLOGICAL PRODUCTS PROGRAM

     DOPASCAN. DOPASCAN is a radiolabeled tropane derivative that is being developed for the diagnosis and monitoring of Parkinson's disease. Parkinson's disease is a common neurodegenerative disorder afflicting more than 600,000 patients in the United States. Distinguishing Parkinson's disease from other conditions is typically difficult in the early stages of the disease and frequently requires observation over months or years. By improving the ability of physicians to distinguish Parkinson's disease from similar disorders at an early stage and enabling physicians to monitor the progression of the disease, DOPASCAN may improve therapy by allowing for more appropriate drug selection and dosing. To date, over 1,000 patients have been imaged in the United States and Europe using DOPASCAN. In initial United States Phase II trials, DOPASCAN accurately differentiated patients clinically diagnosed with Parkinson's disease from those without the disease. The Company has completed enrollment in a multi-center Phase II clinical trial of DOPASCAN in the United States and the study report is expected to be available in the second quarter of 1997. Guilford expects to commence Phase III clinical trials in North America prior to the end of 1997. The Company has entered into an agreement with Daiichi Radioisotope Laboratories Ltd. ("DRL"), a leading Japanese radiopharmaceutical company, to develop and commercialize DOPASCAN in Japan, Korea and Taiwan. The Company intends to seek partners for distribution of this product in other territories, including the United States and Europe.

     Neurotrophic Drugs. Guilford is developing small molecule, orally bioavailable compounds to promote nerve growth and repair for the treatment of neurodegenerative disorders (such as Alzheimer's disease and Parkinson's disease), multiple sclerosis, spinal cord injuries, stroke, and peripheral neuropathies. Scientists at Johns Hopkins discovered that commonly used immunosuppressive drugs such as tacrolimus (FK-506) and cyclosporin A can promote nerve growth. Guilford and Johns Hopkins scientists further discovered that the mechanism of nerve growth promotion is independent of the mechanism responsible for immunosuppression. The Company has synthesized multiple series of proprietary small molecule neuroimmunophilin ligands that promote nerve growth without being immunosuppressive. The Company has filed numerous patent applications in the United States and internationally relating to both novel compositions and methods of treating neurological disorders utilizing these compounds. Results from in vivo experiments with GPI-1046, one of the

Company's lead neurotrophic compounds, were published in the March 4, 1997 issue of the Proceedings of the National Academy of Sciences. These experiments demonstrated that GPI-1046 induced significant nerve regeneration and functional recovery in animal models of both central neuronal degeneration and peripheral nerve damage. In addition, these compounds exhibited systemic activity, oral bioavailability and the ability to cross the blood-brain barrier, unlike many naturally-occurring nerve growth factors. The Company is engaged in preclinical development of its neurotrophic compounds and intends to commence preliminary clinical trials with one of its lead compounds in late 1997 or early 1998. The Company is currently in discussions with several multinational pharmaceutical companies regarding a collaboration for this program.

     Neuroprotective Drugs. Guilford is developing novel compounds to protect brain cells against damage from ischemia (the lack of oxygen delivery from reduced blood flow) and other insults and disorders which cause damage due to massive release of excitatory amino acid neurotransmitters such as glutamate. The Company's approach is to identify and clinically test compounds that have the ability to intervene at three distinct, important steps in a biochemical pathway leading to neuronal damage: (i) pre-synaptic inhibition of glutamate;
(ii) inhibition of nitric oxide synthase ("NOS"); and (iii) inhibition of poly-ADP-ribosyl synthetase ("PARS"). Guilford has discovered a novel mechanism for the pre-synaptic inhibition of the neurotransmitter glutamate and is currently testing compounds in animal models of stroke and neurological disorders believed to be associated with glutamate toxicity, such as amyotrophic lateral sclerosis ("ALS"), epilepsy, severe head trauma, and Parkinson's disease. Certain of these compounds have shown significant neuroprotective activity in these preclinical models.

     Addiction Therapeutics. Through the Company's subsidiary, Gell Pharmaceuticals Inc. ("Gell"), the Company is focusing on the development of therapeutics for cocaine addiction and other addictive behaviors. The Company's scientists have identified and synthesized novel compounds with specificity for the cocaine recognition site in the brain and filed patent applications covering several classes of such compounds. These compounds block certain physiological effects of cocaine and cocaine-seeking behavior in animals addicted to cocaine. The Company is currently investigating whether this approach can be applied to other forms of addictive behavior, such as nicotine addiction.

STRATEGY

     Guilford's strategy in its drug delivery business is to capitalize on the FDA clearance and commercial launch of GLIADEL and the Company's relationship with RPR, Johns Hopkins and MIT, by seeking to broaden the treatment indications of GLIADEL and introducing new polymer-based drug delivery products. The Company believes that its expertise in the discovery, development and manufacturing of polymer-based drug delivery products positions Guilford to develop or acquire new drug delivery technologies that could be complementary to GLIADEL. In its neurological products business, Guilford plans to continue to develop novel diagnostic and therapeutic product candidates that offer unique advantages over competing products and technologies. Guilford will actively seek corporate partners for these programs in order to minimize the costs and risks associated with clinical development, capitalize on the capabilities of its partners and enhance commercialization opportunities for its product candidates. Guilford will seek to retain co-promotion rights for certain of its products in the United States. At present, the Company does not intend to manufacture its small molecule compounds.

                                  THE OFFERING

Common Stock offered.........................   3,250,000 shares
Common Stock to be outstanding after the
  offering...................................   17,979,490 shares (1)
Use of proceeds..............................   Further clinical development of DOPASCAN;
                                                research, preclinical and clinical
                                                development of neurotrophic and
                                                neuroprotective agents; expansion of the
                                                Company's drug delivery business; working
                                                capital; and possible acquisitions of
                                                complementary businesses or technologies. See
                                                "Use of Proceeds."
Nasdaq National Market symbol................   GLFD

---------------
(1) Based upon the shares outstanding on December 31, 1996. Includes 750,000 shares issued to The Abell Foundation, Inc. ("Abell") on March 5, 1997 upon exercise of its put right with respect to its ownership interest in Gell.
    Excludes: (i) 2,494,756 shares of Common Stock issuable upon the exercise of options outstanding on December 31, 1996 at a weighted average exercise price of $12.43 per share; and (ii) 312,934 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.19 per share.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEARS ENDED DECEMBER 31,
                                                                        ------------------------------
                                                                         1994        1995       1996
                                                                        -------    --------    -------
STATEMENT OF OPERATIONS DATA:
Total revenues.......................................................   $    --    $    586    $28,020
Expenses:
    Research and development.........................................     2,869       9,688     18,761
    General and administrative.......................................     2,369       4,367      6,736
    Compensation warrants............................................       991          --         --
                                                                        -------    --------    -------
         Total operating expenses....................................     6,229      14,055     25,497
                                                                        -------    --------    -------
Income (loss) from operations........................................    (6,229)    (13,469)     2,523
Other income, net....................................................       332         832      2,550
                                                                        -------    --------    -------
         Net income (loss)...........................................   $(5,897)   $(12,637)   $ 5,073
                                                                        ========   =========   ========
Primary earnings (loss) per common share (1).........................   $ (1.36)   $  (1.70)   $  0.35
                                                                        ========   =========   ========
Weighted average common and common equivalent shares used to compute
  earnings (loss) per common share (1)...............................     4,332       7,436     14,634
Fully diluted earnings (loss) per common share.......................   $ (1.36)   $  (1.70)   $  0.34
                                                                        ========   =========   ========
Weighted average common and common equivalent shares used to compute
  fully diluted earnings (loss) per common share (1).................     4,332       7,436     15,140

                                                                                DECEMBER 31, 1996
                                                                            --------------------------
                                                                            ACTUAL     AS ADJUSTED (3)
                                                                            -------    ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and investments (2)...............................   $77,439       $ 164,131
Total assets (2).........................................................    93,659         180,351
Long-term debt...........................................................    10,905          10,905
Total stockholders' equity...............................................    75,877         162,569

---------------
(1) For information concerning the calculation of earnings (loss) per share, see
    Note 2 of Notes to Consolidated Financial Statements.

(2) Includes restricted investments of $10.1 million at December 31, 1996. See
    Note 6 of Notes to Consolidated Financial Statements.

(3) Adjusted to reflect the sale of 3,250,000 shares of Common Stock offered hereby at an assumed offering price of $28.25 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements including those concerning the commencement and completion of clinical trials, the Company's strategic plans, anticipated expenditures and the need for additional funds that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

     History of Losses; Uncertainty of Future Profitability. The Company incurred net operating losses from its inception through the first quarter of 1996 and for the fourth quarter of 1996 and, as of December 31, 1996, had an accumulated deficit of $14.9 million. To date, substantially all of the Company's revenues have been recognized as research and development or milestone payments under the Company's collaborations. Except for GLIADEL, the Company's product candidates are not expected to generate revenues for at least the next several years, if at all, and whether GLIADEL sales will generate any significant revenues is highly uncertain. While the Company reported net income for the second and third quarters of 1996, this income was the result of significant and non-recurring payments from RPR with respect to GLIADEL. The Company does not anticipate that 1997 will be profitable, and there can be no assurance that the Company will ever achieve or sustain profitability in the future. Furthermore, the Company expects to experience quarter-to-quarter and year-to-year fluctuations in its operating results due to a variety of factors including but not limited to the timing and amount of sales of GLIADEL, the timing and realization of milestone and other payments under the Company's collaborative agreements and expenses relating to the Company's research and development, clinical and manufacturing activities. The Company's ability to realize sustained profitability in the future will depend upon, among other things, the successful marketing of GLIADEL by RPR, receipt of regulatory clearance for additional indications for GLIADEL, and the successful completion of clinical trials for and, if completed, receipt of regulatory clearance for the marketing of, DOPASCAN. In addition, the Company must enter into collaborative arrangements and license agreements on acceptable terms with others with respect to its product candidates as they are developed. The Company will be required to conduct substantial additional research, development and clinical trials and to receive necessary regulatory clearances that, together with future general and administrative expenses, are expected to result in significant expenses for the foreseeable future. No assurance can be given as to the ability of the Company to achieve significant and sustained revenues or realize sustained profitable operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on GLIADEL and RPR. The Company's prospects are highly dependent on sales by RPR of the Company's first commercial product, GLIADEL, which was commercially launched on February 25, 1997. Because of the very recent commercial launch, there is effectively no information upon which to assess the ability of the product to gain market acceptance or the extent of the marketing efforts necessary to gain any such acceptance. The failure of GLIADEL to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

     To date, the Company has received clearance from the FDA to market GLIADEL only for patients with recurrent glioblastoma multiforme for whom surgical resection is indicated. The number of patients undergoing surgery for recurrent glioblastoma multiforme is very limited. The Company believes that the total number of patients in the United States who undergo surgery for recurrent glioblastoma multiforme may be less than 10,000 per year. In order to expand the indications for which GLIADEL may be used, the Company and RPR must successfully complete additional lengthy clinical trials and thereafter receive clearance from the FDA. No assurance can be given as to the ability of the Company or RPR to successfully complete these clinical trials and to receive appropriate regulatory clearance on a timely basis, or at all, and the inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations. To date, the Company has received no international regulatory approvals to market GLIADEL and there can be no assurance that any such approvals will be obtained.

     The Company granted RPR exclusive worldwide (excluding Scandinavia) marketing, sales and distribution rights for GLIADEL. The Company's agreements with RPR do not impose any minimum purchase or sale requirements on RPR. Therefore, the success of GLIADEL is entirely dependent upon the sales and marketing efforts of RPR. The Company has no prior experience in dealing with RPR for the sale of any products and RPR's oncology sales force has no prior experience in marketing a product to neurosurgeons. There can be no assurance that RPR will elect to aggressively market and promote GLIADEL and will successfully do so, and the inability or unwillingness of RPR to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's agreements with RPR provide for additional payments to the Company upon the timely achievement of designated milestones relating to further clinical development and regulatory approvals. In many instances, achievement of the milestone is dependent on the efforts of RPR. No assurance can be given that any of these milestones will be satisfied in such a manner as will allow the Company to become entitled to these payments. The potential milestone payments under the RPR agreements are significant. Therefore, failure to meet the milestones under the agreements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Reliance on Suppliers. The Company currently is able to purchase certain key components for GLIADEL and its product candidates only from single suppliers. These suppliers are subject to many strict regulatory requirements. There can be no assurance that these suppliers will comply, or have complied, with applicable regulatory requirements or that they will otherwise continue to supply the Company with the key components for its product candidates. In the event that suppliers are unable or refuse to supply the Company, or will supply the Company only at a prohibitive cost, there can be no assurance that the Company could access additional sources at acceptable prices, on a timely basis, or at all. The current formulation of GLIADEL utilizes BCNU (carmustine) as its chemotherapeutic agent. BCNU is currently available only from a single source in the United States and the Company is not aware of any supplier outside of the United States. While the Company is taking steps to obtain an additional supplier, the process of qualifying a second supplier is lengthy, and there can be no assurance that the Company's efforts will be successful. Failure to receive key supplies necessary for the manufacture of GLIADEL on a timely basis could result in delays of product shipments, which would have a material adverse effect on the Company's business, financial condition and results of operations. The manufacture of DOPASCAN requires a precursor to be labeled with a radioactive isotope of iodine to form the final product. Only a limited number of companies are capable of performing the necessary radioiodination of the precursor and distribution of the final radioiodinated product. While the Company currently has a development and supply arrangement with one of these companies, there can be no assurance that the Company, if necessary or desirable, will be able to enter into an agreement with another of these companies for the radioiodination of the precursor on acceptable terms, or at all, or that the Company's current supplier will meet the Company's need for DOPASCAN. See "Business -- Manufacturing and Raw Materials."

     Limited Manufacturing Capabilities. To commercialize GLIADEL, the Company must be able to manufacture this product in commercial quantities in compliance with regulatory requirements and at acceptable costs. The Company is manufacturing GLIADEL at its manufacturing facility in Baltimore, Maryland, which consists of production laboratories and a cleanroom occupying approximately 12,500 square feet. The facility currently has the capacity to manufacture approximately 8,000 GLIADEL treatments per year. The Company is expanding the facility to increase capacity to approximately 30,000 treatments per year in 1998. There can be no assurance that this expansion will be successfully accomplished, or if so, whether such capacity will be sufficient to meet demand. Although the Company believes the facility meets Good Manufacturing Practices ("GMP") requirements and the facility has been inspected by the FDA, the Company has manufactured only limited quantities of GLIADEL in the facility. There can be no assurance that the Company will be able to continue to satisfy applicable regulatory standards, including GMP requirements, and other requirements relating to the manufacture of GLIADEL in the facility. The Company also faces risks inherent in the operation of a single facility for manufacture of GLIADEL, including risks of unforeseen plant shutdowns due to personnel, equipment or other factors, and the possible inability of the facility to produce GLIADEL in quantities sufficient to meet demand. Any delay in the manufacturing of

GLIADEL could result in delays of product shipments, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Currently, the Company has no manufacturing capabilities for its product candidates, and in order to complete the commercialization process of its product candidates, the Company must either acquire, build or expand its manufacturing facilities or rely on third parties to manufacture product candidates. There can be no assurance that the Company will be able to acquire, build or expand facilities that will meet the Company's quality, quantity and timing requirements on acceptable terms, or at all, or that the Company will be able to enter into manufacturing contracts with others on acceptable terms, or at all, and the inability of the Company to do so could have a material adverse effect on the Company's business financial condition and results of operations. Third-party manufacturers must also comply with FDA, United States Drug Enforcement Administration ("DEA") and other regulatory requirements for their facilities, including GMP regulations. Moreover, there can be no assurance that the manufacturing of product candidates on a limited basis for investigational use will lead to a successful transition to commercial, large scale production. Small changes in methods of manufacture may affect the safety, efficacy or controlled release of the product. Changes in methods of manufacture, including commercial scale-up, can, among other things, require the performance of new clinical studies. Should the Company decide to manufacture its other product candidates, substantial start-up expenses would be incurred, expansion of facilities would be required and additional personnel would have to be hired. See "Business -- Manufacturing and Raw Materials."

     Technological Uncertainties. Except for GLIADEL, the Company does not expect to generate revenues from product sales for at least the next several years, if at all. Substantially all of the Company's resources have been, and for the foreseeable future will continue to be, dedicated to the discovery, development and commercialization of proprietary products for the diagnosis, treatment and prevention of neurological diseases and conditions and for targeted, controlled drug delivery using biodegradable polymers for the treatment of cancer and other diseases. The Company's product candidates will require additional development, extensive preclinical and clinical trials, regulatory approval and additional investment prior to any commercialization. There can be no assurance that the Company's product development efforts will progress as expected, or at all. In addition, the Company's potential products are subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that the Company's new approaches to the diagnosis, treatment and prevention of neurological diseases and conditions and targeted, controlled drug delivery will not result in any products that gain market acceptance; that any or all of the Company's pharmaceutical product candidates will be found to be unsafe, ineffective, or otherwise fail to receive necessary regulatory clearances or if granted, such clearances will not be revoked; that any or all of the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or more cost-effective products. As a result, there can be no assurance that the Company's activities will result in any commercially viable products. See "Business -- Patents and Proprietary Technology" and "Business -- Competition."

     Need for Additional Partners. The Company's strategy for the research, development and commercialization of its product candidates has required, and will continue to require, the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and the Company will, therefore, be dependent upon the success of these parties in performing their responsibilities and obligations. The Company is actively seeking partners to assist in the development of DOPASCAN as well as lead compounds in the Company's neurotrophic drug program. There can be no assurance that the Company will be able to enter into collaborative arrangements or license agreements that the Company deems necessary or appropriate to develop and commercialize its product candidates, or that any or all of the contemplated benefits from such collaborative arrangements or license agreements will be realized. Failure to obtain such arrangements or agreements could result in delays in marketing the Company's product candidates or the inability to proceed with the development, manufacture or sale of product candidates. Certain of the collaborative arrangements that the Company currently has or may enter into in the future may place responsibility on the collaborative partner for preclinical testing, clinical trials and/or preparation and submission of applications for regulatory approval of potential pharmaceutical or other products. Should a collaborative partner fail to develop or commercialize successfully any product candidate to which it has rights, the Company's business, financial condition and results of operations could be materially and adversely affected. There can be no assurance that collaborators will not pursue alternative technologies or product candidates either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases or disorders targeted by the Company's collaborative arrangements. Collaborative arrangements may also require the Company to meet certain regulatory, research or other development milestones and expend minimum levels of funds, and there can be no assurance that the Company will be successful in doing so. Failure of the Company to meet its obligations under its collaborative arrangements could result in a termination of those arrangements and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Technology Licensing Agreements" and "Business -- Sales, Marketing and Distribution."

     Likely Volatility of Stock Price. The market price of the Company's Common Stock has been and is likely to continue to be highly volatile, and an investment in these securities involves substantial risks. The market prices for securities of biotechnology companies (including the Company) have been highly volatile, and the stock market from time to time has experienced significant price and volume fluctuations that may be unrelated to the operating performance of a particular company. A number of factors could result in the Company's failure to meet the expectations of securities analysts or investors and may have a significant impact on the price of the Company's Common Stock. Such factors include but are not limited to announcements by the Company or its competitors of clinical results, technological innovations, product sales, new products or product candidates, developments or disputes concerning patent or proprietary rights, regulatory developments affecting the Company's products, as well as market conditions for emerging growth companies and biopharmaceutical companies, economic and other internal and external factors and period-to-period fluctuations in results of operations. See "Price Range of Common Stock and Dividend Policy."

     Uncertainty Regarding Patents and Proprietary Technology. The Company's success will depend in part on its ability to obtain, maintain and enforce patent protection for its products and processes or license rights to patents, maintain trade secret protection and operate without infringing upon the proprietary rights of others. The degree of patent protection afforded to pharmaceutical and biotechnological inventions is uncertain, and a number of Guilford's product candidates are subject to this uncertainty. Guilford is aware of a company which has asserted in a public filing it has patent applications claiming the use of certain of its immunosuppressive compounds and certain multidrug resistance compounds for nerve growth applications, as well as a patent and patent applications relating to compounds which it claims are useful in nerve growth application. No assurance can be given as to the ability of Guilford's patents and patent applications to adequately protect its neurotrophic product candidates, including GPI-1046, or that Guilford's neurotrophic product candidates will not infringe or be dominated by this company's patent or patent applications, if issued. There can be no assurance that any patent applications filed by, or assigned or licensed to, the Company will be granted, that the Company will develop additional products or processes that are patentable, or that any patents issued to, or licensed by, the Company will provide the Company with any competitive advantages or adequate protection for its products. In addition, there can be no assurance that any existing or future patents or intellectual property issued to, or licensed by, the Company will not subsequently be challenged, invalidated or circumvented by others.

     Guilford's policy is to control the disclosure and use of its know-how and trade secrets under confidentiality agreements with employees, consultants and other parties. There can be no assurance, however, that its confidentiality agreements will be honored, that others will not independently develop equivalent or competing technology, that disputes will not arise concerning the ownership of intellectual property or the applicability of confidentiality obligations or that disclosure of Guilford's trade secrets will not occur. To the extent that consultants or other research collaborators use intellectual property owned by others in their work with the Company, disputes may also arise as to the rights to related or resulting intellectual property.

     Guilford supports and collaborates in research conducted in universities and in governmental research organizations. There can be no assurance that the Company will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise as to rights in derivative or related research programs conducted by the Company. In addition, in the event of a contractual breach by the Company, certain of the Company's collaborative research contracts provide for the return of technology rights (including any patents or patent applications) to the contract sponsors.

     Questions of infringement of intellectual property rights, including patent rights, may involve highly technical and subjective analyses. There can be no assurance that any of the Company's existing or future products or technologies do not or will not infringe the rights of other parties, that such other parties may not in the future initiate legal action against the Company to enforce their claims or that, if such actions are brought, the Company would be successful in defending itself.

     If the Company is required to defend against charges of infringement of patent or proprietary rights of third parties or to protect its own patent or proprietary rights against third parties, including its neurotrophic product candidates, the Company may incur substantial costs and could lose rights to develop or market certain products or be required to pay monetary damages or royalties to license proprietary rights from third parties. In response to actual or threatened litigation, the Company may seek licenses from third parties or attempt to redesign its products or processes to avoid infringement; however, there can be no assurance that the Company will be able to obtain licenses on acceptable terms, or at all, or redesign its products or processes. In addition to being a party to patent infringement litigation, the Company could be required to participate in patent interference proceedings declared by the United States Patent and Trademark Office, which would be expensive and time-consuming, even if the Company were to prevail in such a proceeding. The Company may also be forced to initiate legal proceedings to protect its patent position or other proprietary rights. These proceedings typically are costly, protracted, and offer no assurance of success. See "Business -- Patents and Proprietary Technology."

     Dependence on Licenses of Intellectual Property. The Company has licensed certain intellectual property from third parties, including certain intellectual property underlying GLIADEL and DOPASCAN. Under the terms of its license agreements, the Company is obligated to exercise diligence, achieve certain milestones, and expend minimum amounts of resources in bringing potential products to market and make certain royalty, milestone and patent cost reimbursement payments. In addition, each of these agreements contains certain record keeping and reporting obligations. Each agreement is terminable by either party, upon notice, if the other party defaults in its obligations. There can be no assurance that the Company will be able to meet its obligations under these agreements on a timely basis, or at all. Should the Company default under any of these agreements, the Company may lose its right to market and sell any products based on the licensed technology. In such event, the Company's business, financial condition and results of operations would be materially and adversely affected. The agreements also require the Company to pay a royalty to these parties on sales of GLIADEL, and, if successfully developed, DOPASCAN.

     Aspects of the technology licensed under the Company's license agreements may be subject to certain rights held by the United States government (the "Government Rights"). These rights include a non-exclusive, royalty-free, worldwide license to practice or have practiced such inventions for any governmental purpose. In addition, the United States government has the right to grant licenses which may be exclusive under any of such inventions to a third-party if it determines that: (i) adequate steps have not been taken to commercialize such inventions; (ii) such action is necessary to meet public health or safety needs; or (iii) such action is necessary to meet requirements for public use under federal regulations. The government also has the right to take title to a subject invention if there is failure to disclose the invention and elect title within specified time limits. In addition, the government may acquire title in any country in which a patent application is not filed within specified time limits. Federal law requires any licensor of an invention that was partially funded by the federal government to obtain a covenant from any exclusive licensee to manufacture products using the invention substantially in the United States. Further, the Government Rights include the right to use and disclose without limitation technical data relating to licensed technology that was developed in whole or in part at government expense. Provisions recognizing these Government Rights are contained in the Company's principal technology license agreements. See "Business -- Technology Licensing Agreements."

     Uncertainty of Preclinical and Clinical Trial Results. Before obtaining regulatory approval for the commercial sale of any of its product candidates, the Company must demonstrate through preclinical and clinical trials that the product is safe and effective for use in the clinical indication for which approval is sought. The Company and RPR intend to commence a Phase III clinical trial for GLIADEL for initial surgery for malignant glioma, and the Company recently completed enrollment in a multi-center Phase II clinical trial for DOPASCAN. There can be no assurance that the results of these trials will be successful, and adverse results from either of these trials would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be permitted to undertake or continue clinical trials for any of its product candidates, or, if permitted, that such products will be demonstrated to be safe and effective. Moreover, the results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in later state clinical trials. There can be no assurance that the Company's present or future clinical trials will demonstrate the safety and efficacy of any potential products or will result in any necessary regulatory approval to market products.

     Government Regulation and Product Approvals. The Company's research, preclinical development and clinical trials and the manufacturing and marketing of its product candidates are subject to extensive regulation by numerous governmental authorities in the United States and other countries, including, but not limited to, the FDA and the DEA. Except for GLIADEL, none of the Company's product candidates has received marketing clearance from the FDA, and none has received such clearance from any other foreign regulatory authority for commercial sale. As a condition to approval of the Company's product candidates under development the FDA could require additional preclinical, clinical or other studies. Any such requirement for the Company to perform additional preclinical, clinical or other studies or purchase data from other companies could have a material adverse effect on the Company's business, financial condition or results of operations.

     In order to obtain FDA clearance of a product for an indication, the Company must demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended use and that the product is capable of being manufactured in accordance with applicable regulatory standards. There can be no assurance that the Company will be able to demonstrate the foregoing elements with respect to any of its product candidates or with respect to an expansion of the labeling of GLIADEL, that the FDA will clear any of its product candidates or such labeling expansion or that, if such product candidates or such labeling expansion is cleared, the FDA will clear the full scope of intended use and labeling sought by the Company. Failure to obtain regulatory approvals or clearances on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. Once FDA clearance is obtained, the FDA may also require post-marketing testing and surveillance to monitor the record of the approved product and continued compliance with regulatory requirements. In addition, product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

     The process of obtaining FDA and other required approvals or licenses and of meeting other regulatory requirements to test and market drugs, including controlled substances and radiolabeled drugs, is rigorous and lengthy and has required, and will continue to require, the expenditure of substantial resources. All of the Company's product candidates will need to be the subject of further clinical and other studies. Unsatisfactory clinical trial results and other delays in obtaining regulatory approvals or licenses would prevent the marketing of products developed by the Company, and pending the receipt of such approvals or licenses and the meeting of other regulatory requirements, the Company will not receive product revenues or royalties.

     The Company hopes to capitalize on current FDA regulations, as applicable, that permit accelerated or expedited approval or treatment use of, and cost recovery for, certain experimental drugs. These regulations are limited to drug products intended to treat seriously debilitating or life-threatening diseases and that provide meaningful therapeutic benefit to patients over existing treatments or that are for diseases for which no satisfactory or alternative therapy exists, among other requirements. There can be no assurance that the Company's product candidates will qualify for expedited or accelerated approvals or for treatment use and cost recovery.

     Controlled drug products and radiolabeled drugs are subject to special regulations in addition to those applicable to other drugs. Certain of the Company's products and product candidates (including DOPASCAN) are or may be subject to regulation by the DEA as controlled substances and other federal agencies as radiolabeled drugs. The Company has obtained registrations for its facilities from the DEA and exceptions from the DEA with respect to various of its activities involving DOPASCAN, including the shipment of certain quantities of a precursor of this product candidate to an overseas collaborative partner. However, there can be no assurance that such exceptions will be sufficient to cover future activities of the Company, will not be revoked, or that other requirements to test, manufacture and market controlled substances or radiolabeled drugs can be satisfied, or that the Company will be able to obtain additional necessary approvals or licenses to meet state, federal and international regulatory requirements to manufacture and distribute its products. See "Business -- Governmental Regulation and Product Testing."

     Novel Alternative Technologies and Therapeutic Approaches. Many of the Company's product development efforts represent novel alternative therapeutic approaches and new technologies used, among other things, in the diagnosis and monitoring of Parkinson's disease, the promotion of nerve growth and the prevention of neuronal damage, and have not been widely studied. There is no assurance that these approaches and technologies will be successful. Moreover, the Company is applying these approaches and technologies to discover new treatments for conditions that are also the subject of research and development efforts by numerous other companies. The Company's competitors may succeed in developing technologies or products that are more efficacious or cost-effective than those of the Company. Rapid technological change or developments by others may result in the Company's technology or product candidates becoming obsolete or noncompetitive. See "Business -- Competition."

     Competition and Technological Change. The Company is involved in evolving technological fields in which developments are expected to continue at a rapid pace. Guilford's future success depends upon establishing and maintaining its competitive position in the research, development and commercialization of products and technologies in its areas of focus. Competition from pharmaceutical, chemical and biotechnology companies, universities and research institutions is intense and expected to increase. Many of these competitors have substantially greater research and development capabilities and experience and manufacturing, marketing, financial and managerial resources than the Company. Acquisitions of competing companies by large pharmaceutical companies or other companies could enhance financial, marketing and other resources available to these competitors. The Company is aware of the development by other companies and research scientists of alternative approaches to the treatment of malignant glioma, the diagnosis of Parkinson's disease, the promotion of nerve growth and repair, the treatment and prevention of neuronal damage, and the treatment of cocaine addiction. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or obsolete, or that the Company will be able to keep pace with technological developments.

     Any product candidate that the Company develops and for which it gains regulatory approval, including GLIADEL, must then compete for market acceptance and market share. For certain of the Company's product candidates, an important factor will be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company and competing companies can develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market is expected to be an important determinant of market success. Other competitive factors include capabilities of the Company's collaborators, product efficacy and safety, timing and scope of regulatory approval, product availability, marketing and sales capabilities, reimbursement coverage, the amount of clinical benefit of the Company's product candidates relative to their cost, method of administration, price and patent protection. There can be no assurance that the Company's competitors will not develop more effective or more affordable products or achieve earlier product development completion, patent protection, regulatory approval or product commercialization than the Company. The achievement of any of these goals by the Company's competitors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

     Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial funds in order to continue its research and development programs and preclinical and clinical testing and to manufacture and, where applicable, market its products. The Company's capital requirements depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of collaborative and licensing agreements and other arrangements and the progress of manufacturing scale-up efforts.

     The Company believes that the net proceeds of the offering and the interest earned thereon, together with its existing resources, will be sufficient to fund the Company's activities for at least the next three years. There can be no assurance, however, that changes in the Company's research and development and commercialization plans or other factors affecting the Company's operating expenses including potential acquisitions will not result in the expenditure of these proceeds and the Company's other resources before that time.

     The Company anticipates that it will fund future capital requirements through a combination of its existing working capital coupled with the net proceeds from this offering revenues generated under its agreements with RPR relating to GLIADEL, public or private financings (as necessary), additional collaborative or other research and development agreements, commercialization and marketing arrangements with corporate partners or other potential sources. The Company's ability to raise future capital on acceptable terms is dependent on conditions in the public and private equity markets and the performance of the Company, as well as the overall performance of other companies in the biopharmaceutical and biotechnology sectors. There can be no assurance that required future financing arrangements will be available on acceptable terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Limited Clinical and Regulatory Compliance Capabilities. The Company has limited resources in the areas of product testing and regulatory compliance, and thus will have to expend capital to acquire and expand such capabilities, reach collaborative arrangements with third parties to provide these capabilities or contract with third parties to provide these capabilities in order to carry its products through the necessary regulatory approvals and prepare its product candidates for commercialization and marketing.

     Reimbursement Uncertainty. Sales of the Company's product candidates will depend in part on the availability of reimbursement from third-party health care payors, such as government and private insurance plans. Given the recent commercial launch of GLIADEL, reimbursement policies for GLIADEL are not currently known. No assurance can be given that any reimbursement will be available at all or will be available at price levels sufficient to realize an appropriate return on the Company's investment in GLIADEL or other products in development.

     Risk of Product Liability. The Company may potentially become subject to large liability claims and significant defense costs as a result of the design, manufacture or marketing of, or the conduct of clinical trials involving, its products. A product liability related claim or recall could have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently maintains only $10 million of product liability insurance covering clinical trials and product sales, and there can be no assurance that such or any future insurance coverage obtained by the Company will be adequate or that claims, if any, will be covered by the Company's insurance. Product liability insurance varies in cost, can be difficult to obtain and may not be available in the future on terms acceptable to the Company, if at all. An inability to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit the clinical development and/or commercialization of any products developed by the Company.

     Dependence on Qualified Personnel and Consultants. The Company is highly dependent on the principal members of its management and scientific staff, including the Company's Chief Executive Officer, Craig R. Smith, M.D., and member of the Company's Board of Directors and Chairman of the Company's Scientific Advisory Board, Solomon H. Snyder, M.D. The loss by the Company of the services of either of these individuals or other members of its senior management could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has entered into a consulting agreement with Dr. Snyder and an employment agreement with Dr. Smith that provide for the protection of the Company's proprietary rights, either Dr. Snyder or Dr. Smith may terminate his relationship with the Company at any time. Accordingly, there can be no assurance that either of these individuals or other employees or consultants will remain with the Company or that, in the future, these employees or consultants will not organize, or become employed by or associated with companies competitive with the Company.

     The Company's planned activities will require individuals with expertise in many areas including, without limitation, preclinical testing, clinical trial management, regulatory affairs, manufacturing and business development. These activities will require the addition of new personnel, including management personnel and the development of additional expertise by existing management personnel. Recruiting and retaining qualified personnel, collaborators, advisors and consultants will be critical to the Company's activities, and there can be no assurance that the Company will be able to attract and retain the personnel necessary for the development of the Company's business. There is significant competition for experienced scientists from numerous pharmaceutical, biotechnology and health care companies and academic and other research institutions. The inability to hire such personnel or to develop such expertise could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is dependent on collaborators at research institutions and its Scientific Advisory Board members and consultants. See "Business -- Employees" and "-- Scientific Advisory Board."

     Lack of Sales and Marketing Experience. The Company currently has not established a sales force, and the Company has no experience in marketing or selling a product in a commercial setting. In the event the Company decides to establish an in-house sales force, there can be no assurance its efforts will be successful. In addition, if the Company succeeds in bringing additional products to market, it will compete with many other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that the Company's marketing and sales efforts would compete successfully against such other companies. See "Business -- Sales, Marketing and Distribution."

     Hazardous and Radioactive Materials; Environmental Matters; Animal
Testing. Research and development processes sponsored by the Company involve the controlled use of hazardous and radioactive materials. The Company and its collaborative partners are subject to international, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous and radioactive materials. The Company believes that the safety procedures relating to its in-house research and development and manufacturing efforts comply in all material respects with the standards prescribed by such laws and regulations. However, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Moreover, there can be no assurance that the Company's collaborative partners are in compliance with such standards or that the Company and its collaborative partners will be in compliance with such standards in the future. In such event, the business, financial condition or results of operations of the Company may be materially adversely affected, and the Company and/or its collaborative partners could be held liable for damages, fines or other liability, and any such liability could exceed the resources of the Company. Although the Company believes that it is and will continue to be in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environmental control facilities in the near term, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future or that the business, financial condition or results of operations the Company will not be materially adversely affected by current or future environmental laws or regulations. In addition, much of the research and development efforts sponsored by the Company involves use of laboratory animals. The Company may be adversely affected by changes in laws, regulations or accepted clinical procedures or by social pressures that would restrict the use of animals in testing or by actions against the Company or its collaborators by groups or individuals opposed to such testing.

     Shares Eligible for Future Sale; Registration and Exchange Rights. As of December 31, 1996, the Company had approximately 13,979,490 shares of Common Stock outstanding. As of that date, there were options to purchase approximately an aggregate of 2,517,256 shares of Common Stock and warrants to purchase 312,934 shares outstanding. A significant portion of the outstanding Common Stock and shares issuable upon exercise of outstanding options are freely tradeable. Except under certain limited circumstances, the Company and its officers and directors and certain stockholders who own an aggregate of approximately 4,433,654 shares of Common Stock and shares issuable upon the exercise of outstanding options have agreed not to sell or otherwise dispose of any of their shares for a period of 90 days after the effective date of the offering without the consent of Oppenheimer & Co., Inc. Oppenheimer & Co., Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. On March 5, 1997, Abell exercised its put right for its 80% equity interest in Gell which converted into 750,000 shares of the Company's Common Stock. As a result of that exercise, and to the extent that outstanding stock options and warrants are exercised, the interests of the Company's stockholders have been and will be diluted. In addition, Abell and other holders of the Company's Common Stock and warrants (representing approximately an aggregate of 2,712,934 shares) have demand and/or piggyback registration rights. These rights may be exercised at any time and would permit the resale of some or all of such shares in the public market. If the Company were required to include shares in a Company-initiated registration pursuant to the exercise of registration rights, the sale of such shares could have a material adverse effect on the Company's ability to raise additional capital. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Underwriting."

     Discretion Over Use of Proceeds. The primary purposes of this offering are to increase the Company's funds available for working capital for further clinical development of its product candidates, research and development of its product programs, expansion of the Company's drug delivery business and general corporate purposes. The Company may also use a portion of the net proceeds of the offering to acquire or invest in complementary businesses or technologies. The Company has not designated specific amounts of the net proceeds for particular purposes. Accordingly, the Company will have broad discretion with respect to the use of the proceeds derived from the offering. See "Use of Proceeds."

     Anti-takeover Provisions; Preferred Stock. The Company's Amended and Restated Certificate of Incorporation, as amended, and the Delaware General Corporation Law contain certain provisions, including the requirements of
Section 203 of the Delaware General Corporation Law, that may delay or prevent an attempt by a third party to acquire control of the Company. The Company has adopted a stockholder rights plan which may have the effect of deterring hostile or coercive attempts to acquire the Company through the distribution of rights to stockholders enabling those stockholders to acquire shares of the Company's Common Stock, or that of an acquirer, at a substantial discount to the public market price should any person or group acquire more than 20% of the Common Stock without approval of the Board of Directors under certain circumstances. The Company has reserved 300,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the stockholder rights plan. The Company is authorized to issue an additional 4,700,000 shares of Preferred Stock in one or more series, having terms fixed by the Board of Directors without a stockholder vote. While the Board of Directors has no current intentions or plans to issue any Preferred Stock, issuance of these shares could also be used as an anti-takeover device. See "Description of Capital Stock."

     Absence of Dividends. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to do so for the foreseeable future. In addition, the Company is prohibited from paying any cash dividends under the terms of its loan agreements with Signet Bank and the Maryland Industrial Development Financing Authority. See "Price Range of Common Stock and Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 3,250,000 shares of Common Stock offered hereby are estimated to be $86.7 million ($99.7 million if the Underwriters' over-allotment option is exercised in full), at an assumed public offering price of $28.25 per share. The Company anticipates using the proceeds for general corporate purposes, including: (i) further clinical development of DOPASCAN through Phase III clinical trials and appropriate regulatory filings;
(ii) research, preclinical and clinical development of neurotrophic and neuroprotective product candidates; and (iii) expansion of the Company's drug delivery business, including the development of new polymer-based oncology products. A portion of the net proceeds will be used for working capital. The Company may also use a portion of the net proceeds to acquire or invest in complementary businesses or technologies. Presently, the Company has no plans or commitments and is not currently engaged in any negotiations with respect to such transactions. Pending such uses, the Company intends to invest the net proceeds in investment-grade, interest-bearing securities. See "Risk Factors -- Discretion Over Use of Proceeds."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1996, and as adjusted to reflect the sale of the shares offered hereby at an assumed offering price of $28.25 per share and the receipt of the estimated net proceeds therefrom.

                                                                             DECEMBER 31, 1996
                                                                          -----------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                          --------    -----------
                                                                             (IN THOUSANDS)
Long-term debt.........................................................   $ 10,905     $  10,905
                                                                          --------    -----------
Stockholders' equity:
     Preferred Stock, $.01 par value; 4,700,000 authorized; none issued
      or outstanding...................................................         --            --
     Series A Junior Participating Preferred Stock, $.01 par value;
      300,000 shares authorized; none issued or outstanding............         --            --
     Common Stock, $.01 par value; 20,000,000 shares authorized,
      13,979,490 shares issued and outstanding; 17,229,490 shares
      outstanding, as adjusted (1).....................................        140           172
     Additional paid-in capital........................................     90,880       177,540
     Notes receivable on common stock..................................       (129)         (129)
     Accumulated deficit...............................................    (14,874)      (14,874)
     Unrealized gain on available for sale securities..................         62            62
     Deferred compensation.............................................       (202)         (202)
                                                                          --------    -----------
          Total stockholders' equity...................................     75,877       162,569
                                                                          --------    -----------
               Total capitalization....................................   $ 86,782     $ 173,474
                                                                          ========    ===========

---------------
(1) Excludes: (i) 750,000 shares of Common Stock exchanged on March 5, 1997 for Abell's interest in Gell; (ii) options to purchase 2,494,756 shares of Common Stock issuable upon exercise of options outstanding at December 31, 1996 at a weighted average exercise price of $12.43 per share; and (iii) 312,934 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.19 per share. The Company has set April 1, 1997 for a special meeting of stockholders of the Company to act on a proposed amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 40,000,000 shares.

                  PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is listed on the Nasdaq National Market under the symbol "GLFD." The following table sets forth the range of high and low bid prices for the Common Stock as reported on the Nasdaq National Market for the periods indicated below.

                                                                                 HIGH      LOW
                                                                                ------    -----
1995
Fourth Quarter...............................................................   $10.67    $7.33
Third Quarter................................................................     9.17     4.08
Second Quarter...............................................................     4.08     3.17
First Quarter................................................................     4.17     2.83
1996
Fourth Quarter...............................................................    22.25    16.00
Third Quarter................................................................    19.67    11.33
Second Quarter...............................................................    23.33    13.33
First Quarter................................................................    16.17    10.17
1997
First Quarter (through March 6, 1997)........................................    29.00    21.25

     As of February 28, 1997, there were approximately 144 holders of record of the Common Stock. See "Likely Risk Factors -- Volatility of Stock Price."

     The Company has never declared or paid any cash dividends and does not intend to do so for the foreseeable future. The Company currently intends to retain all earnings, if any, to finance the development of its business. Under the Company's loan agreements with Signet Bank, during the term of the loans, the Company may not declare any cash dividends on its Common Stock without the prior written consent of Signet Bank and the Maryland Industrial Development Financing Authority.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

     The following selected consolidated financial data with respect to the Company for each of the years in the period from inception on July 14, 1993 through December 31, 1993 and for the three year period ended December
31, 1996 have been derived from the Company's consolidated financial statements which have been audited by KPMG Peat Marwick LLP, the Company's independent auditors. The Company's consolidated financial statements as of December 31, 1995 and 1996, and for the years ended December 31, 1994, December 31, 1995, and December 31, 1996, including the Notes thereto, are included elsewhere in this Prospectus. The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                  JULY 14, 1993
                               (DATE OF INCEPTION)                      YEARS ENDED DECEMBER 31,
                                 TO DECEMBER 31,     ---------------------------------------------------------------
                                      1993                  1994                  1995                  1996
                               -------------------   -------------------   -------------------   -------------------
STATEMENT OF OPERATIONS DATA:
Total revenues...............        $    --               $    --              $     586              $28,020
Expenses:
     Research and
       development...........          1,061                 2,869                  9,688               18,761
     General and
       administrative........            367                 2,369                  4,367                6,736
     Compensation -- warrants             --                   991                     --                   --
                                     -------               -------              ---------              -------
          Total operating
            expenses.........          1,428                 6,229                 14,055               25,497
                                     -------               -------              ---------              -------
     Income (loss) from
       operations............         (1,428)               (6,229)               (13,469)               2,523
     Other income (expenses),
       net...................             15                   332                    832                2,550
                                     -------               -------              ---------              -------
          Net income
            (loss)...........        $(1,413)              $(5,897)             $ (12,637)             $ 5,073
                                     ========              ========             =========              ========
Primary earnings (loss) per
  common share (1)...........        $ (0.50)              $ (1.36)             $   (1.70)             $  0.35
                                     ========              ========             =========              ========
Weighted average common and
  common equivalent shares
  used to compute earnings
  (loss) per share (1).......          2,834                 4,332                  7,436               14,634
Fully diluted earnings (loss)
  per share (1)..............        $ (0.50)              $ (1.36)             $   (1.70)             $  0.34
                                     ========              ========             =========              ========
Weighted average common and
  common equivalent shares
  used to compute fully
  diluted earnings (loss) per
  share (1)..................          2,834                 4,332                  7,436               15,140

                                                                   DECEMBER 31,
                               -------------------------------------------------------------------------------------
                                      1993                  1994                  1995                  1996
                               -------------------   -------------------   -------------------   -------------------
BALANCE SHEET DATA:
Cash, cash equivalents and
  investments (2)............        $ 2,562               $11,834              $  19,454              $77,439
Total assets (2).............          3,258                14,562                 26,048               93,659
Long-term debt...............             --                 1,431                  4,696               10,905
Total stockholders' equity...          2,887                11,421                 17,774               75,877

---------------
(1) For information concerning the calculation of earnings (loss) per share, see
    Note 2 of Notes to Consolidated Financial Statements.

(2) Includes restricted investments of $10.1 million at December 31, 1996. See
    Note 6 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

GENERAL

     Guilford, founded in 1993, is a biopharmaceutical company engaged in the development and commercialization of novel products in two principal areas: (i) targeted and controlled drug delivery systems using proprietary biodegradable polymers for the treatment of cancer and other diseases; and (ii) therapeutic and diagnostic products for neurological diseases and conditions.

     In 1996, the Company reported net earnings of $5.1 million. However, prior to the second quarter of 1996, the Company had incurred net operating losses from its inception through the first quarter of 1996 and again in the fourth quarter of 1996. Through December 31, 1996, the Company had an accumulated deficit of $14.9 million. To date, substantially all of the Company's revenues have been recognized as research and development or milestone payments under the Company's collaborations. Except for GLIADEL, the Company's product candidates are not expected to generate revenues for at least the next several years, if at all, and the recognition of material revenues for GLIADEL sales is subject to significant uncertainty. While the Company reported net income for the second and third quarters of 1996, this was the result of significant and non-recurring milestone payments from RPR with respect to GLIADEL. The Company does not anticipate that 1997 will be profitable, and there can be no assurance that the Company will ever achieve or sustain profitability in the future. Furthermore, the Company expects to experience quarter-to-quarter and year-to-year fluctuations in its operating results based upon the timing and amount of sales of GLIADEL, the timing and realization of milestone and other payments under the Company's agreements with RPR and other existing and potential collaborations as well as expenses relating to the Company's research and development, clinical and manufacturing activities. See "Risk Factors -- History of Losses; Uncertainty of Future Profitability" and "-- Dependence on GLIADEL and RPR."

RESULTS OF OPERATIONS

  Years Ended December 31, 1996, 1995 and 1994

     In 1996, the Company recognized $28.0 million in revenues, primarily consisting of a total of $27.5 million in non-recurring milestone payments made by RPR in June and September 1996. In 1995, the Company recognized $0.6 million in revenues, primarily consisting of a non-refundable license fee payment pursuant to the Company's agreement with DRL related to DOPASCAN. The Company recognized no revenues in 1994. The Company will be required to pay a royalty to MIT on sales of GLIADEL pursuant to the license agreement under which the Company acquired the underlying technology for this product. The Company anticipates reporting these amounts upon commencement of GLIADEL sales as cost of goods sold in future periods.

     Research and development expenses increased to $18.8 million in 1996 as compared to $9.7 million in 1995 and $2.9 million in 1994. The increase in these costs from 1995 to 1996 of $9.1 million was primarily attributable to expenses related to increased personnel costs and contracted research, consulting and laboratory supplies. During 1996, the Company accelerated its neuroimmunophilin, neurotrophic and addictive therapeutics research and development programs, initiated and completed enrollment of a multi-center Phase II clinical trial in the United States for DOPASCAN, finalized preparation of its new drug application for GLIADEL (submitted in February 1996) and prepared for the commercial launch of GLIADEL. In 1996, research and development expenses also included a non-cash charge of $1.2 million as compensation expense relating to certain consulting agreements intended to enhance the Company's ability to develop new polymer technologies and products for the delivery of chemotherapeutics in indications where local tumor recurrence is likely and controlled release is expected to be more effective than current therapies.

The Company expects it will be required to record varying amounts quarterly of up to an additional $2.2 million in the aggregate of non-cash compensation charges in research and development expenses through 2001 relating to such agreements. The increase in research and development costs from 1994 to 1995 of $6.8 million was primarily attributable to the filing of a Treatment IND for GLIADEL, preparation for the filing of an NDA for GLIADEL, undertaking and completing certain Phase II clinical trials for DOPASCAN and research costs primarily related to the Company's neurotrophic, neuroprotective and cocaine addiction therapeutics programs as well as continued scale-up of the Company's research and development programs. The Company anticipates that its research and development expenses will continue to increase significantly in future periods.

     General and administrative expenses increased to $6.7 million in 1996 as compared to $4.4 million in 1995 and $2.4 million in 1994. The increase in general and administrative expenses in 1996 and 1995 was attributable to higher personnel costs related to an increase in the number of employees necessary to support the Company's research and development and commercialization activities. Additionally, indirect personnel costs, including recruiting and relocation costs, have increased as the total number of employees has increased. Increases in costs related to patenting and other activities related to establishment and preservation of the Company's intellectual property and costs related to operations as a public company also contributed to increased general and administrative expenditures over the periods covered. The Company anticipates that its general and administrative expenses will continue to increase in future periods.

     Other income and expense relates primarily to interest income and interest expense. Interest income increased to $3.1 million in 1996 compared to $0.8 million in 1995 and $0.3 million in 1994. The increases were primarily attributable to an increase in the average invested capital resulting from the Company's equity offerings and in 1996 from revenues from RPR. In 1996 and 1995, the Company incurred interest expense of $0.5 million and $0.2 million, respectively, relating to borrowings under its loan agreements with Signet Bank providing for the construction of manufacturing, administrative and research and development facilities and the purchase of related equipment. In 1994, interest expense was negligible.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and investments were $77.4 million at December 31, 1996. Included in this amount is $10.1 million of restricted cash held as collateral with respect to certain of the Company's indebtedness. The Company had incurred an accumulated deficit at December 31, 1996 of $14.9 million and expects to continue to incur additional operating losses from time to time in the future.

     The Company incurred capital expenditures of $9.1 million in 1996 compared to $3.7 million in 1995 and $2.3 million in 1994. These capital expenditures were related to the construction of the Company's GLIADEL manufacturing facility and related tenant improvements for research and development laboratories and administrative offices. Additionally, other purchases included capital equipment, including laboratory and manufacturing equipment, and computer hardware and software to support the Company's activities.

     The Company had available approximately $1.8 million at December 31, 1996 under its existing loan agreements with Signet Bank to finance the remaining in process tenant improvements related to the construction of research and development laboratories and related areas. To finance capital equipment, the Company in September 1996, finalized a $5.0 million operating lease arrangement with GE Capital Corporation for the financing of certain equipment. Such financing, along with other sources, is expected to provide for the Company's equipment needs at least through the second quarter of 1997. At December 31, 1996, $3.0 million was available under this arrangement to lease additional equipment.

     During 1997 and 1998, the Company expects to make additional capital expenditures of approximately $3.7 million to expand the Company's GLIADEL manufacturing plant capacity from 8,000 to 30,000 treatments annually. The Company expects to use the capital available under its loan agreement with RPR to fund the expansion. Under this loan agreement, the Company has the right to borrow up to an aggregate of $7.5 million under certain conditions for such purposes. As of January 2, 1997, $4.0 million was available under the agreement; the remainder is available no earlier than 12 nor later than 18 months following funding of the initial tranche. Any principal amounts borrowed under this loan agreement are due five years from the date borrowed and will carry an interest rate equal to the lowest rate paid by RPR from time to time on its most senior indebtedness. Both principal and interest due under this arrangement may, at the Company's election, be repaid by off-setting certain amounts due to the Company under the agreements with RPR. No amounts were outstanding under this loan at December 31, 1996.

     The Company will require substantial funds in order to continue its research and development programs and preclinical and clinical testing and to manufacture and, where applicable, market its products. The Company's capital requirements depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of collaborative and licensing agreements and other arrangements and the progress of manufacturing scale-up efforts.

     The Company believes that the net proceeds of the offering and the interest earned thereon, together with its existing resources, will be sufficient to fund the Company's activities for at least the next three years. There can be no assurance, however, that changes in the Company's research and development and commercialization plans or other factors affecting the Company's operating expenses including potential acquisitions will not result in the expenditure of these proceeds and the Company's other resources before that time.

     The Company anticipates that it will fund future capital requirements through a combination of its existing working capital coupled with the net proceeds from this offering, revenues generated under its agreements with RPR relating to GLIADEL, public or private financings (as necessary), additional collaborative or other research and development agreements, commercialization and marketing arrangements with corporate partners or other potential sources. The Company's ability to raise future capital on acceptable terms is dependent on conditions in the public and private equity markets and the performance of the Company, as well as the overall performance of other companies in the biopharmaceutical and biotechnology sectors. There can be no assurance that required future financing arrangements will be available on acceptable terms, or at all.

                                    BUSINESS

OVERVIEW

     Guilford is a biopharmaceutical company engaged in the development and commercialization of novel products in two principal areas: (i) targeted and controlled drug delivery systems using proprietary biodegradable polymers for the treatment of cancer and other diseases; and (ii) therapeutic and diagnostic products for neurological diseases and conditions.

     The Company's first product in its drug delivery business is GLIADEL, a novel treatment for glioblastoma multiforme, the most common and rapidly fatal form of brain cancer. GLIADEL was cleared for marketing by the FDA in September 1996 for use as an adjunct to surgery to prolong survival in patients with recurrent glioblastoma multiforme for whom surgical resection is indicated. GLIADEL was commercially launched in the United States on February 25, 1997 by the Company's marketing partner, RPR. RPR is submitting marketing applications in other countries and the Company and RPR are planning further clinical trials of GLIADEL to seek to expand its labeling. The Company also intends to broaden its line of polymer-based oncology products through the use of other chemotherapeutic agents, different polymer systems and various formulations, and may also consider developing polymer drug delivery for other applications.

     The Company's lead neurological product candidate is DOPASCAN, a radiolabeled tropane derivative that is being developed for the diagnosis and monitoring of Parkinson's disease. The Company has completed enrollment in a multi-center Phase II clinical trial of DOPASCAN in the United States and is preparing to commence Phase III clinical trials later this year. The Company also is developing other neurological product candidates, including: (i) neurotrophic drugs to promote nerve growth and repair, which may have applications for spinal cord injuries, peripheral neuropathies and neurodegenerative diseases, such as Alzheimer's disease and Parkinson's disease;
(ii) neuroprotective drugs to reduce neuronal damage due to stroke or severe head trauma; and (iii) drugs to treat addictive disorders.

PRODUCT AND DEVELOPMENT PROGRAMS

     The following table summarizes the current status of the Company's product, product candidates and research programs:

PROGRAM/PRODUCT CANDIDATES    DISEASE INDICATIONS/CONDITIONS            STATUS (1)                 CORPORATE PARTNER
---------------------------   ------------------------------    ---------------------------   ---------------------------
DRUG DELIVERY BUSINESS
GLIADEL                       Recurrent glioblastoma            Market                        RPR,
  (3.85% BCNU)                multiforme                                                      Orion Farmos (Scandinavia)
                              Initial treatment of malignant    Phase III(2)                  RPR,
                              glioma                                                          Orion Farmos (Scandinavia)
GLIADEL                       Malignant glioma                  Phase I                       RPR,
  (6.5% up to 20% BCNU)                                                                       Orion Farmos (Scandinavia)
Other polymer-based           Various cancers                   Research                      RPR (3)
  products
NEUROLOGICAL PRODUCTS
DOPASCAN                      Imaging agent to diagnose and     Phase II                      DRL (Asia) (4)
                              monitor Parkinson's disease
  NEUROTROPHIC DRUGS
Neuroimmunophilin ligands     Nerve growth and repair           Preclinical                   --
                              (Parkinson's disease,
                              Alzheimer's disease, multiple
                              sclerosis, stroke, spinal cord
                              injury and peripheral
                              neuropathies)
  NEUROPROTECTIVE DRUGS
Pre-synaptic glutamate        Stroke, severe head trauma,       Research                      --
  inhibitors                  ALS, epilepsy and Parkinson's
                              disease
NOS inhibitor                 Stroke, severe head trauma        Research                      --
PARS inhibitor                Stroke, severe head trauma        Research                      --
  ADDICTION THERAPEUTICS
Dopamine transporter ligand   Cocaine addiction                 Research                      --

---------------
(1) "Research" includes initial research related to specific molecular targets, synthesis of new chemical entities and assay development for the identification of lead compounds. "Preclinical" includes testing of lead compounds in vitro and in animal models, pharmacology and toxicology testing, product formulation and process development prior to the commencement of clinical trials.

(2) Trials are expected to commence in mid-1997.

(3) RPR has certain rights of first offer.

(4) Japan, Korea and Taiwan.

     Development and commercialization of the Company's product and product candidates is subject to numerous risks and uncertainties. See "Risk Factors."

DRUG DELIVERY BUSINESS

     The Company's drug delivery business currently involves the use of biodegradable polymers for targeted and controlled drug delivery of chemotherapeutic drugs to treat cancer. Delivering high drug concentrations locally for a sustained period of time may increase the efficacy of chemotherapy in controlling tumor growth and may decrease the side effects associated with systemic drug administration. Guilford has developed expertise in the discovery, clinical development and manufacturing of polymer-based drug delivery products.

  GLIADEL

     The Company's first product in its drug delivery business is GLIADEL, a novel treatment for malignant glioma, the most common and rapidly fatal form of primary brain cancer. GLIADEL is a white wafer about the size of a dime made of a proprietary biodegradable polymer which contains the cancer chemotherapeutic drug BCNU (carmustine). Up to eight GLIADEL wafers are implanted in the cavity created when a neurosurgeon removes the brain tumor. The wafers gradually degrade in the cavity and deliver BCNU directly to the tumor site in high concentrations for an extended period of time without exposing the rest of the body to the toxic side effects of BCNU. GLIADEL is used to complement standard therapy with surgery, radiation therapy and systemic chemotherapy in patients with recurrent glioblastoma multiforme. In a North American Phase III clinical trial GLIADEL was shown to increase the six-month survival rate by more than 50% in these patients. The availability of GLIADEL gives physicians a new treatment option for this rapidly fatal disease.

     On September 24, 1996 the FDA cleared the Company's NDA for GLIADEL for use as an adjunct to surgery to prolong survival in patients with recurrent glioblastoma multiforme for whom surgery is indicated. RPR began commercial sale of GLIADEL in the United States on February 25, 1997 through its existing oncology sales force. Prior to launch, GLIADEL was available to neurosurgeons in the United States through a Treatment IND cleared by the FDA. The Treatment IND protocol was approved in over 170 hospitals in the U.S. and more than 450 treatments were distributed.

     GLIADEL has been studied in trials involving over 650 patients, including two Phase III multi-center, randomized, double-blind, placebo-controlled clinical trials. The results of a trial conducted in the United States and Canada involving 222 patients undergoing surgery for recurrent malignant glioma were published in the April 22, 1995 issue of The Lancet. Patients received either GLIADEL or a placebo wafer. This trial examined GLIADEL's additive effect to survival, adjunctive to the best treatments currently available for brain cancer, i.e., surgery, radiation therapy and in some cases systemic chemotherapy. The survival rate at six months, the primary endpoint, was 47% in the placebo group and 60% in the GLIADEL group, with an improvement in median survival of 8 weeks (a 35% increase). In the Phase III multi-center, randomized, double-blind, placebo-controlled trial forming the basis for FDA marketing clearance of the NDA for GLIADEL, the survival rate for 145 patients with recurrent glioblastoma multiforme at six months was 36% in the placebo group and 56% in the GLIADEL group (a 56% increase). These results were statistically significant after adjustment for prognostic factors, and no clinically important adverse effects attributable to the drug were reported in either trial.

     In June 1996, the Company entered into a strategic agreement with RPR granting RPR the worldwide (excluding Scandinavia) rights to market, sell and distribute GLIADEL. During 1996, RPR paid Guilford $27.5 million in milestone payments, $7.5 million equity investment in Company Common Stock and extended to the Company a $7.5 million line of credit, which the Company intends to use to expand its annual manufacturing capacity from 8,000 to 30,000 treatments (each consisting of 8 GLIADEL wafers). Under the agreements with RPR, Guilford receives a combined transfer price and royalty of 35% to 40% of the net sales of GLIADEL. GLIADEL could earn additional payments totaling up to $40 million, subject to achievement of certain milestone events, including expanded labeling in the United States to include use of GLIADEL at the time of initial surgery and international marketing approvals. The Company will be required to pay a royalty to MIT on sales of GLIADEL pursuant to the license agreement under which the Company acquired the underlying technology for this product.

     Guilford and RPR have initiated a series of new clinical trials for the purpose of seeking to expand the market for GLIADEL. A Phase III randomized, double-blind, placebo-controlled trial in patients undergoing initial surgery for malignant glioma is planned to commence in mid-1997. In addition, Guilford has initiated a Phase I clinical trial to test the safety of escalating the concentration of BCNU in GLIADEL from 3.85% to 20%, following preclinical studies suggesting that higher concentrations of BCNU in GLIADEL may be even more effective and appear to be safe.

     In October 1995, the Company entered into an agreement with Orion Farmos, a major Scandinavian health care company, for the sales, marketing and distribution of GLIADEL in Scandinavia. The agreement provides for payments to Guilford based on GLIADEL sales made by Orion Farmos in Scandinavia. Orion Farmos has commenced sales of GLIADEL in Scandinavia on a named patient basis.

     For a discussion of certain risks related to GLIADEL, see "Risk Factors -- Dependence on GLIADEL and RPR."

     Other Polymer-Based Drug Delivery Products. The Company intends to broaden its line of polymer-based products to include drug delivery products for the treatment of tumors outside the central nervous system. Other cancers that may be suitable for this type of targeted therapeutic approach include tumors of the prostate, ovaries, head and neck, breast, esophagus, liver, pancreas, lung and colon. In addition, the Company is investigating other polymer systems and additional configurations such as gels, beads and rods for stereotactic implantation. As part of this effort, the Company has entered into two research collaborations with a biomedical engineering laboratory at Johns Hopkins to discover new polymers and to advise the Company on new product development. In June 1996, the Company entered into a license agreement with MIT and Johns Hopkins relating to a patent application claiming certain biodegradable polymers for use in connection with the controlled local delivery of certain chemotherapeutic agents (including paclitaxel (Taxol(R)) and camptothecin) for treating solid tumors. In July 1996, the Company entered into a license agreement with Johns Hopkins relating to two issued United States patents relating to polyphosphoesters. In addition, the Company has established a strategic partnership with RPR to commercialize GLIADEL and evaluate the opportunity to incorporate RPR's proprietary chemotherapeutics in Guilford's proprietary polymer systems.

NEUROLOGICAL PRODUCTS PROGRAM

     DOPASCAN. The Company's lead neurological product candidate is DOPASCAN, a radiolabeled tropane derivative that is being developed for the diagnosis and monitoring of Parkinson's disease. DOPASCAN is administered intravenously in very small quantities and allows physicians to obtain images of dopamine neurons in the brain. Dopamine neurons are highly concentrated in a specialized area of the brain that degenerates in Parkinson's disease. Parkinson's disease is a common neurodegenerative disorder affecting more than 600,000 patients in the United States. In its early stages, Parkinson's disease can be very difficult to clinically distinguish from other diseases with similar symptoms but which do not respond well or at all to specific therapy for Parkinson's disease. In order to properly treat these patients, it is important to establish an early accurate diagnosis. Unfortunately there are no diagnostic tests currently available that can detect the neuronal degeneration and the typical delay between the onset of symptoms and clinical diagnosis is more than two years. The only way to establish the diagnosis at present is through repeated physician visits and the use of therapeutic trials of drugs such as L-Dopa which carry with them the risk of unnecessary, sometimes severe, side effects.

     DOPASCAN is administered by a single intravenous injection. The next day, the patient returns to the hospital and lies under a SPECT camera for about 30 minutes to have images taken. The images obtained with the SPECT camera identify loss of dopamine neurons in the brain. To date, over 1,000 patients have been imaged in the United States and Europe using DOPASCAN. In initial United States Phase II trials DOPASCAN accurately differentiated patients clinically diagnosed with Parkinson's disease from those without the disease. The Company has completed enrollment in a multi-center Phase II clinical trial of DOPASCAN in the United States and expects the study report to be available in the second quarter of 1997. The Company intends to commence Phase III clinical trials in North America prior to the end of 1997. The Company expects to undertake further clinical trials in Europe to support European regulatory filings.

     The Company has entered into an agreement with DRL, a leading Japanese radiopharmaceutical company, to develop and commercialize DOPASCAN in Japan, Korea and Taiwan. DRL has informed the Company that it has completed Phase I clinical trials, and intends to commence Phase II clinical trials in Japan later this year. The Company intends to seek partners for distribution of this product in other territories, including the United States and Europe.

  Neurotrophic Drugs

     Guilford is developing small molecule, orally bioavailable compounds to promote nerve growth and repair (neurotrophic agents) for the treatment of neurological disorders. The degeneration or damage of nerve cells in the brain and peripheral neurons resulting from certain diseases and conditions causes a loss of either central nervous system function (e.g., Alzheimer's disease, Parkinson's disease, multiple sclerosis, spinal cord injury and stroke) or peripheral nerve function (e.g., diabetic neuropathy and other peripheral neuropathies). Under normal circumstances, damaged nerves have a very limited ability to regrow, which poses a major obstacle for the treatment of these conditions.

     In 1990, scientists at Johns Hopkins led by Dr. Solomon H. Snyder discovered that a binding protein for commonly used immunosuppressive agents such as tacrolimus (FK-506), was enriched 10 to 50 fold higher in the brain than in the immune system. The Johns Hopkins scientists went on to discover that commonly used immunosuppressive drugs can promote nerve growth, and Guilford has exclusively licensed from Johns Hopkins a United States patent application claiming these discoveries. Guilford and Johns Hopkins scientists further discovered that the mechanism of nerve growth promotion is independent of the mechanism responsible for immunosuppression, and is mediated by binding to the major neuroimmunophilin in the brain. This binding was discovered to initiate a previously unknown neurotrophic cascade.

     Based on these discoveries, the Company has synthesized hundreds of proprietary small molecule neuroimmunophilin ligands in several distinct chemical series that promote nerve growth without being immunosuppressive. The Company has filed numerous patent applications in the United States and internationally relating to both novel compositions and methods of treating neurological disorders utilizing these compounds. These compounds induce nerve growth directly, as well as potentiate nerve growth in the presence of nerve growth factors. Several of Guilford's lead compounds have exhibited neurotrophic effects at picomolar and even sub-picomolar concentrations in in vitro nerve cell cultures. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Technology."

     Experimental results of one of the Company's lead products, GPI-1046, were reported in 1996 and published in the March 4, 1997 issue of the Proceedings of the National Academy of Sciences. In two animal models of Parkinson's disease, GPI-1046 demonstrated neuroprotective and neuroregenerative effects and recovery of behavioral function. In one experiment where a neurotoxin and GPI-1046 were administered simultaneously, the compound produced a 90% protection and/or regeneration of the nigral-striatal dopamine neurons, the dopamine neurons which are selectively lost in Parkinson's disease. In another experiment where GPI-1046 was administered up to one month following the administration of the neurotoxin, a 45% regeneration of functional striatal dopamine neurons and near complete normalization of behavior in the affected animals was observed. In addition to animal models of Parkinson's disease, GPI-1046 has been shown to promote nerve regeneration in a rat model of peripheral nerve injury. In this model, GPI-1046 increased the size and number of axons and also increased the degree of myelination of nerve cells in a damaged sciatic nerve, leading to partial functional improvement in the paralyzed leg. Further, GPI-1046 and other compounds exhibited systemic activity, oral bioavailability, and the ability to cross the blood-brain barrier, unlike many naturally occurring nerve growth factors.

     GPI-1046 is currently undergoing the necessary preclinical toxicology, pharmacokinetic and additional testing, including primate studies, to support clinical trials. The Company intends to commence preliminary clinical trials with one of its lead compounds in late 1997 or early 1998. In addition, Company scientists have designed and synthesized additional compounds from several distinct chemical series with improved potency and efficacy compared to GPI-1046, which are in preclinical development. One such example, GPI-1216, potently promotes neurite outgrowth in chick sensory neurons in cell culture in sub-picomolar concentrations, and is 50% more efficacious than GPI-1046 in an in vivo model of Parkinson's disease. Additional lead compounds from other patent series, such as GPI-1152 and GPI-1234, are also more than 50% more efficacious than GP-1046 in vivo.

     The Company's neuroimmunophilin ligands have produced nerve regeneration following multiple routes of administration, including oral administration. Further, neuroimmunophilin ligands are able to cross the blood-brain barrier, while many naturally-occurring nerve growth factors, proteins and peptides are not orally bioavailable and do not cross the blood-brain barrier. Guilford intends to investigate the utility of its compounds in a range of neurological disorders (Parkinson's disease and Alzheimer's disease), multiple sclerosis, spinal cord injury, and various peripheral neuropathies.

     The Company is currently in discussions with several multinational pharmaceutical companies regarding a collaboration for this program.

  Neuroprotective Drugs

     Guilford is developing novel compounds to protect brain cells against damage from ischemia (the lack of oxygen delivery from reduced blood flow) and other insults and disorders which cause damage due to massive release of excitatory amino acid neurotransmitters such as glutamate. The Company's approach is to identify and clinically test compounds that have the ability to intervene at three distinct, important steps in a biochemical pathway leading to neuronal damage: (i) pre-synaptic inhibition of glutamate; (ii) inhibition of NOS; and (iii) inhibition of PARS.

     In normal brain function, the pre-synaptic release of the neurotransmitter glutamate, resulting in stimulation of post-synaptic glutamate receptors (including NMDA) plays a critical role in many central neuronal functions. However, in conditions such as ischemia, epilepsy and Huntington's disease, there is a massive increase in pre-synaptic glutamate release, which results in excessive activation of post-synaptic glutamate receptors. This in turn causes excess production of the neurotransmitter nitric oxide, mediated by the enzyme NOS, which results in damage to cellular DNA. This in turn causes the nerve cell to attempt to repair such damage, mediated by the enzyme PARS, which leads to depletion of cell energy and cell death.

  Pre-Synaptic Glutamate Inhibitors

     To date, the biopharmaceutical industry has expended significant effort trying to find compounds which might block the effects of excess glutamate on post-synaptic glutamate receptors. However, a number of post-synaptic glutamate antagonists have been associated with toxicities.

     Guilford scientists have succeeded in inhibiting the pre-synaptic release of glutamate, that is, preventing excessive levels of glutamate from being produced and released in the first place. The Company has identified compounds which exhibit nanomolar potency in vitro. The Company has filed both composition of matter patent applications, relating to several series of novel compounds, and method of use patent applications, relating to this novel mechanism to inhibit excess glutamate during conditions of neurodegeneration. GPI-5000, the Company's prototype pre-synaptic glutamate inhibitor, has demonstrated significant neuroprotectant activity in several cell culture and animal models of neurodegeneration. In both in vitro and in vivo models of focal ischemia, GPI-5000 exhibited approximately 90% neuroprotection of cortical neurons. To the Company's knowledge, such a magnitude of neuroprotection is significantly greater than that reported by post-synaptic glutamate receptor antagonists, calcium channel antagonists or pH modulators tested under similar conditions. In addition, because GPI-5000, as well as Guilford's other series of proprietary compounds, do not interact with post-synaptic glutamate receptors, they may not be associated with the toxicities associated with post-synaptic glutamate antagonists.

     The Company is currently testing compounds in animal models of stroke and other disorders believed to be associated with glutamate toxicity, such as ALS, epilepsy, severe head trauma, and Parkinson's disease. Certain of these compounds have shown significant neuroprotective activity in preclinical models.

  NOS Inhibitors

     The Company is also developing drugs to inhibit the formation of nitric oxide, a neurotransmitter that mediates certain important actions of glutamate. When excess glutamate is released (e.g., due to stroke or severe head trauma), a variety of biochemical effects occur, including activation of NOS, an enzyme that synthesizes nitric oxide from the amino acid arginine. In animal models of vascular stroke, treatment with nitroarginine, a NOS inhibitor, blocked out 70% of neuronal damage. Further, there are three distinct known forms of NOS: neuronal NOS (nNOS), inducible NOS (iNOS) and endothelial NOS (eNOS). In animal models of stroke, there is a 50% reduction of neuronal damage in a "knock-out" mouse lacking nNOS. In contrast, inhibition of eNOS will reduce blood flow to the brain during stroke, thus aggravating nerve cell damage. Consequently, there is considerable interest in identifying compounds which selectively inhibit nNOS. The Company is currently investigating novel mechanisms to selectively inhibit nNOS activity. The Company has an exclusive license to an issued United States patent which relates to the use of NOS inhibitors to prevent or treat disease conditions caused by glutamate neurotoxicity.

  PARS Inhibitors

     The Company is developing compounds which inhibit PARS, an intracellular enzyme that is involved in the repair of damaged DNA. Nitric oxide has been shown to damage DNA in nerve cells and to trigger the activation of PARS, which in turn leads to depletion of energy in the cell, resulting in cell death. Guilford and Johns Hopkins scientists have shown that inhibitors of PARS can prevent neurotoxicity in cultures of cerebral cortical neurons, suggesting that they may be effective in treating stroke and neurodegenerative diseases. Using a prototype small molecule PARS inhibitor, GPI-6000, Guilford scientists have demonstrated that administration of that compound significantly decreases nerve cell loss in a rat model of focal ischemia. Guilford scientists are currently designing and synthesizing novel proprietary small molecule PARS inhibitors for the treatment of neurodegenerative disorders. The Company has an exclusive license to an issued United States patent which relates to the use of PARS inhibitors to treat disease conditions caused by NMDA neurotoxicity.

  Addiction Therapeutics

     In February 1995, Guilford formed Gell, a corporate joint venture with Abell focusing on the development of therapeutics for cocaine addiction and other addictive behaviors. On March 5, 1997, Abell exercised its right to put its interest in Gell to Guilford for 750,000 shares of Guilford Common Stock. Thereafter, Gell became a wholly-owned subsidiary of Guilford. See
"-- Technology and Licensing Agreements." Gell seeks to identify and develop selective cocaine antagonists and mixed agonist/antagonists which will have clinical utility in the treatment of cocaine addiction and overdose and other addictive behaviors. It is estimated that 2.1 million people (nearly 1% of the United States population) use cocaine on a weekly basis and that several hundred thousand use it daily. At present, cocaine treatment options are generally limited to counseling, psychotherapy and participation in self-help groups.

     The Company's cocaine addiction therapeutics program focuses on the development of drugs which prevent cocaine from binding to dopamine transporters while minimally affecting normal dopamine transport function. Within the past decade, the mechanism by which cocaine exerts its addictive behaviors has been elucidated. Scientists have found that cocaine facilitates the action of dopamine in the brain by inhibiting the function of the dopamine transporter. Dopamine uptake and cocaine binding occur at distinct sites on the transporter. Therefore it may be possible to design drugs that specifically inhibit cocaine binding while permitting the transporter to maintain its normal function.

     Guilford scientists have identified and synthesized novel compounds with specificity for the cocaine recognition site in the brain and the Company has filed patent applications covering several classes of compounds. A prototype compound, GPI-2138, is 38 times more potent in binding to the cocaine binding site than in inhibiting dopamine uptake, compared to cocaine. In animal experiments, GPI-2138 blocked certain behavioral effects produced by cocaine, including hyperlocomotion and cocaine self-administration. The Company has also entered into a CRADA with the NIDA to identify and develop cocaine antagonists. In addition to cocaine addiction, other forms of addiction, including alcohol and heroin addiction, may result from facilitation of dopaminergic neurotransmission in certain areas of the brain. As a result, Guilford scientists are currently investigating whether GPI-2138, and related compounds, may block the addictive properties of alcohol and heroin in laboratory animals. The Company is currently investigating whether this approach can be applied to other forms of addictive behavior, such as nicotine addiction.

STRATEGY

     Guilford's strategy in its drug delivery business is to capitalize on the FDA clearance and commercial launch of GLIADEL and the Company's relationship with RPR, Johns Hopkins and MIT by seeking to broaden the treatment indications of GLIADEL and introducing new polymer-based drug delivery products. The Company believes that its expertise in the discovery, development and manufacturing of polymer-based drug delivery products positions Guilford to develop or acquire new drug delivery technologies that could be complimentary to GLIADEL. In its neurological products business, Guilford plans to continue to develop novel diagnostic and therapeutic product candidates that offer unique advantages over competing products and technologies. Guilford will actively seek corporate partners for these programs in order to minimize the costs and risks associated with clinical development, capitalize on the capabilities of its partners and enhance commercialization opportunities for its product candidates. Guilford will seek to retain co-promotion rights for certain of its products in the United States. At present, the Company does not intend to manufacture its small molecule compounds.

MANUFACTURING AND RAW MATERIALS

     The Company manufactures GLIADEL using a proprietary process at its 12,500 square foot manufacturing facility in Baltimore, Maryland. Approximately 5,500 square feet of packaging, quality control, laboratory, and warehouse space were added in 1996 to support the commercial launch of GLIADEL. The facility has been in operation since April 1995 and was inspected by the FDA in October 1995. The Company's current facilities are designed to enable the Company to produce up to 8,000 GLIADEL treatments annually. During 1997 and 1998, the Company expects to make additional capital expenditures of approximately $3.7 million to expand the Company's GLIADEL manufacturing plant capacity from 8,000 to 30,000 treatments annually. The Company expects to use the capital available under its loan agreement with RPR to fund the expansion. See "Risk Factors -- Limited Manufacturing Capabilities."

     The Company believes that the various materials used in GLIADEL are readily available and will continue to be available at reasonable prices. Nevertheless, the active chemotherapeutic ingredient in GLIADEL, the generic drug BCNU, is currently being supplied by a single vendor. While the Company has entered into an agreement for process development of BCNU with a potential second source of BCNU, any interruption in the ability of the current supplier to deliver this ingredient could prevent the Company from delivering the product on a timely basis. The Company depends upon the availability of certain single-source raw materials in its formulations, but is seeking alternate suppliers for most of these raw materials as well. There can be no assurance that such sources can be secured successfully on terms acceptable to the Company, or at all. Failure of any supplier to provide sufficient quantities of raw material in accordance with GMP could cause delays in clinical trials and commercialization of products. See "Risk Factors -- Dependence on Suppliers."

     In October 1995 and July 1996, the Company entered into development and contract manufacturing agreements with Nordion International Inc., a leading supplier of radiolabeled products based in Canada, and its European subsidiary, Nordion Europe S.A. (collectively, "Nordion"). Pursuant to these agreements, the Company synthesizes the precursor of DOPASCAN and supplies it to Nordion, which then radiolabels DOPASCAN with Iodine-123 for distribution to hospitals involved in the clinical trials in North America and Europe, respectively. During the term of these agreements, Nordion has agreed not to perform development, manufacture or supply services for any competing Iodine-123 radiolabeled imaging diagnostic for Parkinson's disease based on dopamine transporter binding. Nordion's obligations under the October 1995 agreement terminated as of November 30, 1996 and the obligations under the July 1996 agreement will terminate upon the earliest of delivery of all anticipated products, an uncured material breach of the agreement or July 31, 1997. The Company has agreed to terms regarding a new agreement respecting the manufacture and supply of DOPASCAN to support the Company's planned Phase III clinical trials.

GOVERNMENT REGULATION AND PRODUCT TESTING

     All domestic prescription pharmaceutical manufacturers are subject to extensive regulation by the federal government, principally the FDA and, to a lesser extent, by state and local and perhaps foreign governments if products are marketed abroad. Biologics and controlled drug products, such as vaccines and narcotics, and radiolabeled drugs, are regulated more stringently than are other drugs. The Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations govern or influence the development, testing, manufacture, labeling, storage, approval, advertising, promotion, sale and distribution of prescription pharmaceutical products. Pharmaceutical manufacturers are also subject to certain recordkeeping and reporting requirements. Noncompliance with applicable requirements can result in warning letters, fines, recall or seizure of products, total or partial suspension of production and/or distribution, refusal of the government to enter into supply contracts or to approve marketing applications and criminal prosecution.

     Upon FDA approval, a drug may only be marketed for the approved indications in the approved dosage forms and at the approved dosages. The FDA also may require post-marketing testing and surveillance to monitor the record of the approved product. Manufacturers of approved drug products are subject to ongoing compliance with FDA regulations. For example, the FDA mandates that drugs be manufactured in conformity with GMP regulations. In complying with the GMP regulations, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to ensure that the product meets applicable specifications and other requirements. The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable GMP requirements. Failure to comply subjects the manufacturer to possible FDA action, such as suspension of manufacturing, seizure of the product or voluntary recall of a product. Adverse experiences with the product must be reported to the FDA. The FDA also may require the submission of any lot of the product for inspection and may restrict the release of any lot that does not comply with FDA regulations, or may otherwise order the suspension of manufacture, recall or seizure. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

FULL CLINICAL TESTING REQUIREMENTS

     The steps required before a newly marketed drug may be commercially distributed in the United States include: (a) conducting appropriate preclinical laboratory and animal tests; (b) submitting to the FDA an application for an Investigational New Drug ("IND"), which must become effective before clinical trials may commence; (c) conducting well-controlled human clinical trials that establish the safety and efficacy of the drug product; (d) filing with the FDA a NDA for non-biological drugs; and (e) obtaining FDA approval of the NDA prior to any commercial sale or shipment of the non-biological drug. In addition to obtaining FDA approval for each indication to be treated with each product, each domestic drug manufacturing establishment must register with the FDA, list its drug products with the FDA, comply with GMP requirements and be subject to inspection by the FDA. Foreign manufacturing establishments distributing drugs in the United States also must comply with GMP requirements, list their products, and are subject to periodic inspection by FDA or by local authorities under agreement with FDA.

     With respect to a drug product with an active ingredient not previously approved by the FDA, the manufacturer must usually submit a full NDA, including complete reports of preclinical, clinical and laboratory studies, to prove that the product is safe and effective. A full NDA may also need to be submitted for a drug product with a previously approved active ingredient if studies are required to demonstrate safety and efficacy, such as when the drug will be used to treat an indication for which the drug was not previously approved, or where the method of drug delivery is changed. In addition, the manufacturer of an approved drug may be required to submit for FDA's review and approval a supplemental NDA, including reports of appropriate clinical testing, prior to marketing the drug with additional indications or making other significant changes to the product or its manufacture. A manufacturer intending to conduct clinical trials ordinarily will be required first to submit an IND to the FDA containing information relating to previously conducted preclinical studies.

     Preclinical testing includes formulation development, laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product formulation. Preclinical tests usually must be conducted in accordance with the FDA regulations concerning Good Laboratory Practices ("GLPs"). The results of the preclinical tests are submitted to the FDA as part of the IND and are reviewed by the FDA prior to authorizing the sponsor to conduct clinical trials in human subjects. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There is no certainty that submission of an IND will result in FDA authorization to commence clinical trials or that authorization of one phase of a clinical trial will result in authorization of other phases or that the performance of any clinical trials will result in FDA approval.

     Clinical trials for new drugs typically are conducted in three phases and are subject to detailed protocols. Clinical trials involve the administration of the investigational drug product to human subjects. Each protocol indicating how the clinical trial will be conducted must be submitted for review to the FDA as part of the IND. The FDA's review of a study protocol does not necessarily mean that, if the study is successful, it will constitute proof of efficacy or safety. Further, each clinical study must be conducted under the auspices of an independent institutional review board ("IRB") established pursuant to FDA regulations. The IRB considers, among other factors, ethical concerns and informed consent requirements. The FDA or the IRB may require changes in a protocol both prior to and after the commencement of a trial. There is no assurance that the IRB or the FDA will permit a study to go forward or, once started, to be completed. Clinical trials may be placed on hold at any time for a variety of reasons, particularly if safety concerns arise, or regulatory requirements are not met.

     The three phases of clinical trials are generally conducted sequentially, but they may overlap. In Phase I, the initial introduction of the drug into humans, the drug is tested for safety, side effects, dosage tolerance, metabolism and clinical pharmacology. Phase II involves controlled tests in a larger but still limited patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. Phase II testing for an indication typically takes at least from one and one-half to two and one-half years to complete. If preliminary evidence suggesting effectiveness has been obtained during Phase II evaluations, expanded Phase III trials are undertaken to gather additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. Phase III studies for a specific indication generally take at least from two and one-half to five years to complete. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's product candidates.

     Reports of results of the preclinical studies and clinical trials for non-biological drugs are submitted to the FDA in the form of an NDA for approval of marketing and commercial shipment. User fee legislation enacted in 1992 now requires the submission of $240,000 to cover the costs of FDA review of an NDA. The NDA typically includes information pertaining to the preparation of drug substances, analytical methods, drug product formulation, details on the manufacture of finished product as well as proposed product packaging and labeling. Submission of an NDA does not assure FDA approval for marketing. The application review process generally takes two to three years to complete, although reviews of treatments for cancer and other serious or life-threatening diseases may be accelerated. The approval process may take substantially longer if, among other things, the FDA has questions or concerns about the safety and/or efficacy of a product. In general, the FDA requires at least two properly conducted, adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance. The FDA also may request long-term toxicity studies or other studies relating to product safety or efficacy. For example, the FDA may require additional clinical tests following NDA approval to confirm product safety and efficacy (Phase IV clinical tests). Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval.

     Phase III or other clinical studies may be conducted after, rather than before, FDA approval under certain circumstances. For example, the FDA may determine under its expedited or accelerated approval regulations that earlier studies may establish an adequate basis for drug product approval, provided that the sponsor agrees to conduct additional studies after approval to verify safety and effectiveness. Treatment with an experimental drug of patients not in clinical trials may also be allowed under a Treatment IND before general marketing begins and pending FDA approval. Charging for an investigational drug also may be allowed under a Treatment IND to recover certain costs of development if various requirements are met. These cost-recovery, treatment and expedited or accelerated approval regulations are limited, for example, to drug products intended to treat AIDS or other serious or life-threatening diseases and that provide meaningful therapeutic benefit to patients over existing treatments or that are for diseases for which no satisfactory alternative therapy exists. No assurances exist that the Company's product candidates will qualify for cost-recovery, expedited or accelerated approvals or for treatment use.

     The full NDA process for newly marketed non-biological drugs takes a number of years and involves the expenditure of substantial resources. There can be no assurance that any approval will be granted on a timely basis, or at all or that the Company will have sufficient resources to carry such potential products through the regulatory approval process.

ABBREVIATED TESTING REQUIREMENTS

     The Drug Price Competition and Patent Term Restoration Act of 1984 ("DPC-PTR Act") established abbreviated procedures for obtaining FDA approval for many non-biological drugs which are off-patent and whose marketing exclusivity has expired. Applicability of the DPC-PTR Act means that a full NDA is not required for approval of a competitive product. Abbreviated requirements are applicable to drugs which are, for example, either bioequivalent to brand name drugs, or otherwise similar to brand name drugs, such that all the safety and efficacy studies previously done on the innovator product need not be repeated for approval. Changes in approved drug products, such as in the delivery system, dosage form, or strength, can be the subject of abbreviated application requirements. There can be no assurance that abbreviated applications will be available or suitable for the Company's non-biological drug products or that FDA approval of such applications can be obtained.

     A five year period of market exclusivity is provided for newly marketed active ingredients of drug products not previously approved and a three-year period for certain changes in approved drug products that require for approval the submission of safety and efficacy information (other than bioequivalence studies). A period of five years is available for new chemical entities not previously approved by FDA. A period of three years is available for changes in approved products, such as in delivery systems of previously approved products. Both periods of marketing exclusivity mean that abbreviated applications, which generally rely to some degree on approvals or on some data submitted by previous applicants for comparable innovator drug products, cannot be approved during the period of exclusivity. The market exclusivity provisions of the DPC-PTR Act bar only the marketing of competitive products that are the subject of abbreviated applications, not products that are the subject of full NDAs. The DPC-PTR Act also may provide a maximum time of five years to be restored to the life of any one patent for the period it takes to obtain FDA approval of a drug product, including biological drugs. No assurances exist that the exclusivity or patent restoration benefits of the DPC-PTR Act will apply to any product candidates of the Company.

OTHER REGULATION

     Products marketed outside the United States which are manufactured in the United States are subject to certain FDA regulations, as well as regulation by the country in which the products are to be sold. The Company also would be subject to foreign regulatory requirements governing clinical trials and pharmaceutical sales, if products are marketed abroad. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must usually be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval.

     The Company also is governed by other federal, state and local laws of general applicability. These laws include, but are not limited to, those regulating working conditions enforced by the Occupational Safety and Health Administration and regulating environmental hazards under such statutes as the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other environmental laws enforced by the

United States Environmental Protection Agency ("USEPA"). The DEA regulates controlled substances, such as narcotics. Establishments handling controlled substances must, for example, be licensed and inspected by the DEA, and may be subject to export, import, security and production quota requirements. Radiolabeled products, including drugs, are also subject to regulation by the Department of Transportation and to state and federal licensing requirements. Various states often have comparable health and environmental laws, such as those governing the use and disposal of controlled and radiolabeled products.

     While the Company is not actively involved in product areas involving biotechnology and has no current plans to develop products utilizing modern biotechnology, if the Company were to move in that direction, it would potentially be subject to extensive regulation. The USEPA, the FDA and other federal and state regulatory bodies have developed or are in the process of developing specific requirements concerning products of biotechnology that may affect research and development programs and product lines. The Company is unable to predict whether any governmental agency will adopt requirements, including regulations, which would have a material and adverse effect on any future product applications involving biotechnology.

PATENTS AND PROPRIETARY TECHNOLOGY

     Guilford believes that patent and trade secret protection is crucial to its business and that its future will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others. As of December 31, 1996, the Company owned or had licensed rights to 49 United States and 106 foreign patents and 32 United States and 100 foreign patent applications with claims relating to its biodegradable polymer, imaging, neurotrophic, neuroprotective and cocaine addiction therapeutics programs.

     The role, validity and value of patents, licenses and proprietary technology in the business of the Company are subject to various uncertainties and contingencies. The Company's success will depend in part on its ability to obtain, maintain and enforce patent protection for its products and processes or license rights to patents, maintain trade secret protection and operate without infringing upon the proprietary rights of others. The degree of patent protection afforded to pharmaceutical and biotechnological inventions is uncertain, and a number of Guilford's product candidates are subject to this uncertainty. The Company is aware of a company which has asserted in a public filing that it has patent applications claiming the use of certain of its immunosuppressive compounds and multidrug resistance compounds for nerve growth applications, as well as a patent and patent applications relating to compounds which it claims are useful in nerve growth application. No assurance can be given as to the ability of the Company's patents and patent applications to adequately protect the Company's neurotrophic product candidates, including GPI-1046, or that the Company's neurotrophic product candidates will not infringe or be dominated by this company's patent or patent applications, if issued. There can be no assurance that any patent applications filed by, or assigned or licensed to, the Company will be granted, that the Company will develop additional products or processes that are patentable, or that any patents issued to, or licensed by, the Company will provide the Company with any competitive advantages or adequate protection for its products. In addition, there can be no assurance that any existing or future patents or intellectual property issued to, or licensed by, the Company will not subsequently be challenged, invalidated or circumvented by others.

     It is Guilford's policy to control the disclosure and use of Guilford's know-how and trade secrets under confidentiality agreements with employees, consultants and other parties. There can be no assurance, however, that its confidentiality agreements will be honored, that others will not independently develop equivalent or competing technology, that disputes will not arise concerning the ownership of intellectual property or the applicability of confidentiality obligations, or that disclosure of Guilford's trade secrets will not occur. To the extent that consultants or other research collaborators use intellectual property owned by others in their work with the Company, disputes may also arise as to the rights to related or resulting intellectual property.

     Guilford supports and collaborates in research conducted in universities and in governmental research organizations. There can be no assurance that the Company will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise as to rights in derivative or related research programs conducted by the Company. In addition, in the event of a contractual breach by the Company, certain of the Company's collaborative research contracts provide for transfer of technology (including any patents or patent applications) to the contract sponsors.

     If the Company is required to defend against charges of infringement of patent or proprietary rights of third parties or to protect its own patent or proprietary rights against third parties, the Company may incur substantial costs and could lose rights to develop or market certain products or be required to pay monetary damages or royalties to license proprietary rights from third parties. In response to actual or threatened litigation, the Company may seek licenses from third parties or attempt to redesign its products or processes to avoid infringement; however, there can be no assurance that the Company will be able to obtain licenses on acceptable terms or at all or redesign its products or processes. In addition to being a party to patent infringement litigation, the Company could be required to participate in patent interference proceedings declared by the United States Patent and Trademark Office, which would be expensive and time-consuming, even if the Company were to prevail in such a proceeding. The Company may also be forced to initiate legal proceedings to protect its patent position or other proprietary rights. These proceedings typically are costly, protracted, and offer no assurance of success.

TECHNOLOGY LICENSING AGREEMENTS

     In March 1994, the Company entered into an agreement with Scios Inc. ("Scios") (the "GLIADEL Agreement") pursuant to which the Company licensed from Scios exclusive worldwide rights to 35 United States patents and patent applications as well as 208 corresponding international patents and patent applications for polyanhydride biodegradable polymer technology for use in the field of tumors of the central nervous system and cerebral edema. GLIADEL is covered by a United States patent which expires in 2010 and certain related international patents and patent applications. In April 1994, Scios assigned all of its rights and obligations under the GLIADEL Agreement to MIT. Under the terms of the GLIADEL Agreement, Guilford is obligated to pay a royalty on all net sales of products incorporating such technology as well as a percentage of all royalties received by Guilford from sublicensees and certain advance and minimum annual royalty payments. In 1996, Guilford paid $1.1 million in royalty payments to MIT related to payments made to the Company from RPR and Orion Farmos related to GLIADEL. Guilford has exclusive worldwide rights to the technology for brain cancer therapeutics, subject to certain conditions, including a requirement to perform appropriate preclinical tests and file an IND with the FDA within 24 months of the identification of a drug-polymer product having greater efficacy than GLIADEL. In addition, Guilford is obligated to spend a minimum dollar amount in developing products resulting from the technology through 1997 and to meet certain development milestones. Although the Company believes that it can comply with such obligations, failure of the Company to perform these obligations could result in the Company losing its right to the new polymer-based product.

     In June 1996, the Company entered into a license agreement with MIT and Johns Hopkins respecting a patent application covering certain biodegradable polymers for use in connection with the controlled local delivery of chemotherapeutic agents for treating solid tumors. Under this agreement, the Company is obligated to make certain annual and milestone payments to MIT and to pay royalties based on any sales of products incorporating the technology licensed to Guilford. Furthermore, under the terms of the agreement, the Company has committed to spend minimum amounts to develop the technology and to meet certain development milestones. Although the Company believes that it can comply with such obligations, failure of the Company to perform these obligations could result in the Company losing its rights to such technology.

     In July 1996, the Company entered into a license agreement with Johns Hopkins for two United States patents respecting certain polyphosphoesters ("PPE") polymers developed at Johns Hopkins. This agreement, among other things, requires Guilford to pay certain processing, maintenance and/or up-front fees, milestone payments and royalties, a portion of proceeds from sublicenses, and fees and costs related to patent prosecution and maintenance and to spend minimum amounts for and meet deadlines regarding development of this technology. In the event of termination of these licenses, the Company could lose its rights to use of the licensed technology. The Company has also entered into a sponsored research agreement with Johns Hopkins with respect to this PPE technology and has a right of first negotiation regarding inventions that result from this work.

     The Company obtained exclusive worldwide rights to DOPASCAN pursuant to a March 1994 license agreement (the "RTI Agreement") with Research Triangle Institute ("RTI"), which grants Guilford rights to various United States and international patents and patent applications relating to binding ligands for certain receptors in the brain which are or may be useful as dopamine neuron imaging agents. DOPASCAN and certain related precursors and analogues are covered by United States patents which start expiring in 2009, as well as certain related international patents and patent applications. Under the RTI Agreement, the Company reimbursed RTI for certain past patent-related expenses and agreed to make annual payments to RTI to support mutually agreed upon research to be conducted at RTI through March 1999. In addition, the Company is obligated to pay RTI a royalty on gross revenues to Guilford from products derived from the licensed technology and from sublicensee proceeds and to make certain minimum royalty payments following the first commercial sale of such products. In January 1997, the Company paid RTI $32,000 as a result of a payment received from DRL, the Company's DOPASCAN partner in Japan. Guilford must use commercially reasonable efforts to develop products related to the licensed technology and to meet certain performance milestones. Failure of the Company to perform its obligations under the RTI Agreement in the future could result in termination of the license.

     Guilford and Johns Hopkins are parties to two exclusive license agreements covering the following technologies: (i) neurotrophic use of neuroimmunophilin ligands, which was jointly discovered by scientists at, and is jointly owned by, Johns Hopkins and Guilford; and (ii) inhibition of NOS and PARS for neuroprotective uses. These agreements, among other things, require Guilford to pay certain processing, maintenance, and/or up-front fees, milestone payments and royalties, a portion of proceeds from sublicenses, and fees and costs related to patent prosecution and maintenance and to spend minimum amounts for and meet deadlines regarding development of the technologies. In the event of termination of these licenses, the Company could lose its rights to use of the licensed technology (or in the case of joint inventions, exclusive use of such technology).

     Gell, through which the Company conducts its cocaine addiction therapeutics program, was initially formed in February 1995 as a joint venture owned 80% by Abell and 20% by Guilford. The $2,500,000 in capital invested by Abell in Gell has funded the cocaine addiction therapeutics program since inception. On March 5, 1997, Abell exercised its right to put its interest in Gell to Guilford for 750,000 shares of Guilford Common Stock. Thereafter Gell became a wholly-owned subsidiary of the Company.

  United States Government Rights

     Aspects of the technology licensed under the Company's license agreements may be subject to certain rights held by the United States Government (the "Government Rights"). These rights include a non-exclusive, royalty-free worldwide license to practice or have practiced such inventions for any governmental purpose. In addition, the United States government has the right to grant licenses which may be exclusive under any of such inventions to a third-party if it determines that: (i) adequate steps have not been taken to commercialize such inventions; (ii) such action is necessary to meet public health or safety needs; or (iii) such action is necessary to meet requirements for public use under federal regulations. The government also has the right to take title to a subject invention if there is failure to disclose the invention and elect title within specified time limits. In addition, the government may acquire title in any country in which a patent application is not filed within specified time limits. Federal law requires any licensor of an invention that was partially funded by the federal government to obtain a covenant from any exclusive licensee to manufacture products using the invention substantially in the United States. Further, the Government Rights include the right to use and disclose without limitation technical data relating to licensed technology that was developed in whole or in part at government expense. Provisions recognizing these Government Rights are contained in the Company's principal technology license agreements.

SALES, MARKETING AND DISTRIBUTION

     In general, the Company's strategy is to seek to establish strategic alliances with larger pharmaceutical companies to develop and promote products that require extensive development, sales and marketing resources. Within the United States, the Company may seek to retain co-promotion rights with respect to some or all compounds or indications in any such strategic alliances, or the Company may elect to market and distribute its products directly where the commercial prospects so warrant.

     In June 1996, the Company entered into a marketing, sales and distribution rights agreement and other related agreements with RPR granting RPR worldwide (excluding Scandinavia) marketing, sales, promotion and distribution rights for GLIADEL. Upon execution of these agreements, the Company received $7.5 million for 281,531 shares of Common Stock. Furthermore, in addition to an aggregate of $27.5 million in rights payments made by RPR upon execution of the agreements in June 1996 and FDA clearance of the GLIADEL NDA in September 1996, the agreements with RPR provide for up to an additional $40 million in payments in the event that certain regulatory and other milestones are achieved, although there can be no assurance that any or all of such milestones will be attained and certain of these payments are contingent on international regulatory filings and clearances, the timing and extent of which are largely within the control of RPR. Moreover, RPR may, under certain circumstances, fund up to $17 million for the development of a higher dose forms of GLIADEL being developed by the Company and for certain additional clinical studies related to GLIADEL. Finally, under these agreements, the Company has the right under certain circumstances to borrow up to an aggregate of $7.5 million to expand the Company's GLIADEL manufacturing and related facilities. In addition to the payments outlined above, the Company will act as the exclusive manufacturer of GLIADEL and will receive transfer price payments and royalties based on any "net sales" (as defined in the agreements with RPR) of GLIADEL. RPR's exclusive rights terminate in a particular country upon the later of the expiration of the last to expire of certain patents applicable in that country or the last commercial sale of GLIADEL in that country. Under the Company's agreements with RPR, RPR has an exclusive six-month period following development of new polymer technology by the Company to make an offer to license such technology for oncology applications.

     In October 1995, the Company entered into an agreement appointing Orion Farmos distributor for GLIADEL in Scandinavia, and in December 1995 the Company entered into an agreement with DRL for the marketing, sale and distribution of DOPASCAN in Japan, Korea and Taiwan.

COMPETITION

     The Company is involved in evolving technological fields in which developments are expected to continue at a rapid pace. Guilford's success depends upon maintaining its competitive position in the research, development and commercialization of products and technologies in its areas of focus. Competition from pharmaceutical, chemical and biotechnology companies, universities and research institutes is intense and expected to increase. Many of these competitors have substantially greater research and development capabilities, experience and manufacturing, marketing, financial and managerial resources and represent significant competition for the Company. Acquisitions of competing companies by large pharmaceutical or other companies could enhance the financial, marketing and other resources available to these competitors. These competitors may develop products which are superior to those under development by the Company.

     The Company is aware of several competing approaches under development for the treatment of malignant glioma including using radioactive seeds for interstitial radiotherapy, increasing the permeability of the blood-brain barrier to chemotherapeutic agents, sensitizing cancer cells to chemotherapeutic agents using gene therapy and developing chemotherapeutics directed to specific receptors in brain tumors. To the Company's knowledge, none of these approaches has resulted in compounds studied in randomized, controlled trials which have shown them to be superior to conventional therapy.

     The Company believes that two other companies are clinically evaluating imaging agents for dopamine neurons. In addition, a variety of radiolabeled compounds for use with Positron Emission Tomography ("PET") scanners have been used to image dopamine neurons successfully in patients with Parkinson's disease. PET scanning is currently only available in a limited number of hospitals in the United States and Europe.

     A number of companies have shown interest in trying to develop neurotrophic agents to promote nerve growth and repair in neurodegenerative disorders and traumatic central nervous system injuries. However much of this activity has focused on naturally occurring growth factors. Such large molecules generally cannot cross the blood-brain barrier and thus present problems in administration and delivery. One company has announced that certain of its neuroimmunophilin ligands showed positive results in stimulating nerve growth in an animal model of nerve crush, and has disclosed that it has made patent filings covering compounds and uses in connection with nerve growth promotion. In addition, another company announced that IGF-1 showed positive results in clinical trials of a peripheral neurodegenerative disorder.

     There is intense competition to develop an effective and safe neuroprotective drug or biological agent. Calcium channel antagonists, calpain inhibitors, adenosine receptor antagonists, free radical scavengers, superoxide dismutase inducers, proteoloytic enzyme inhibitors, phospholipase inhibitors and a variety of other agents are under active development by others. Glutamate or NMDA receptor antagonists are under development by several other companies.

     In the field of cocaine addiction, most of the investigated compounds to date have been studied by academic and government groups. Further, much of this work has been with known agents, such as carbamazepine, that are commercially available for other indications. Guilford is aware of another company that is investigating the use of butylcholinesterase as a treatment for acute cocaine overdose. The Company is aware of one company that is investigating an immunological approach in an attempt to develop a cocaine vaccine. The Company is not aware of other commercial research programs targeting specific cocaine antagonists, which do not interfere with normal dopamine neuron function.

FACILITIES

     In August 1994, the Company entered into a master lease for an approximately 83,000 square foot building in Baltimore, Maryland. The Company currently occupies 23,000 square feet for office space, 12,500 square feet for manufacturing space, and 35,000 square feet of research and development laboratories. The remaining 12,500 square feet is available for additional laboratories or manufacturing facilities. The master lease expires in July 2005. Two five-year renewal options are available to the Company or the Company may exercise a purchase option any time after the ninth year for the then current fair market value.

PRODUCT LIABILITY AND INSURANCE

     Product liability risk is inherent in the testing, manufacture, marketing and sale of the Company's product candidates, and there can be no assurance that the Company will be able to avoid significant product liability exposure. While the Company currently maintains $10,000,000 of product liability insurance covering clinical trials and produced sales, there can be no assurance that such or any future insurance coverage obtained by the Company will be adequate or that claims will be covered by the Company's insurance. The Company's insurance policies provide coverage on a claims-made basis and are subject to annual renewal. Product liability insurance varies in cost, can be difficult to obtain and may not be available to the Company in the future on acceptable terms or at all.

EMPLOYEES

     At December 31, 1996, the Company employed 140 individuals. By February 28, 1997 that number was 155. Of these, 130 were employed in the area of research and product development including manufacturing and quality control of GLIADEL. The remaining 25 employees performed general and administrative functions, including executive, finance and administration, legal and business development. To date, the Company has experienced no work stoppages related to labor issues and believes its relations with its employees are good.

     All employees are required to enter into a confidentiality agreement with the Company. Hiring and retaining qualified personnel are important factors for the Company's future success. The Company is likely to continue to add personnel particularly in the areas of research, clinical research and operations, including manufacturing. Intense competition exists for these qualified personnel from other biotechnology and biopharmaceutical companies, academic, research and governmental organizations. There can be no assurance that the Company will be able to continue to hire qualified personnel and, if hired, that the Company will be able to retain these individuals.

SCIENTIFIC ADVISORY BOARD

     Guilford's Scientific Advisory Board consists of individuals with recognized expertise in fields related to Guilford's research and development programs. The Scientific Advisory Board meets with the Company at least twice a year to discuss research priorities and new developments in neuroscience and to consult with and meet informally with the Company on an as-needed basis.

     The following persons are members of Guilford's Scientific Advisory Board:

     SOLOMON H. SNYDER, M.D. has been a Director of the Company and Chairman of the Scientific Advisory Board since the Company's inception in July 1993. Dr. Snyder received his M.D. in 1962 from Georgetown Medical School, trained as a Research Associate with Julius Axelrod at the National Institute of Mental Health and completed his Psychiatry Residency at Johns Hopkins Hospital. He is presently Director of the Department of Neuroscience at Johns Hopkins Medical School and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences, and Psychiatry. Dr. Snyder has received a number of awards including the Albert Lasker Award in Basic Biomedical Research, the Wolf Prize and the Bower Award. He is a member of the United States National Academy of Sciences, the Institute of Medicine and the American Academy of Arts and Sciences. Dr. Snyder is a director of Scios.

     Dr. Snyder has provided consulting services to the Company under consulting agreements since August 1993. In September 1995, the Company and Dr. Snyder entered into a new consulting agreement pursuant to which Dr. Snyder will provide consulting services to the Company through August 1998, unless the agreement is further extended or earlier terminated. Under the agreement, Dr. Snyder performs consulting and advisory services as requested by the Company for a minimum of 24 days and a maximum of 38 days per year, subject to adjustment under certain circumstances. With certain limited exceptions, Dr. Snyder has agreed not to engage in any business activity with or provide any consulting or related services to any organization which directly competes with the Company during the term of the agreement and for a period of one year thereafter.

     JOSEPH COYLE, M.D. is Chairman of the consolidated Department of Psychiatry and Ebens Draper Professor of Psychiatry and Neuroscience at the Harvard Medical School. He obtained his M.D. from Johns Hopkins in 1969 and completed his Psychiatry Residency at Johns Hopkins. His research involves clinical as well as basic studies of neurotransmitter systems and drug actions in the brain. He has received numerous honors, including the McAlpin Award of the National Mental Health Association, the Gold Medal Award of the Society for Biological Psychiatry and election to the Institute of Medicine of the National Academy of Sciences.

     SAMUEL H. BARONDES, M.D. is the Jeanne and Sanford Robertson Professor of Neurobiology and Psychiatry and Director of the Center for Neurobiology and Psychiatry at the University of California, San Francisco. He received his M.D. from Columbia University in 1958, trained in internal medicine at the Peter Bent Brigham Hospital, in molecular biology at the National Institutes of Health and in psychiatry at the McLean and Massachusetts General Hospitals. Dr. Barondes has received a number of awards including the Royer Award and the Stillmark Medal, is a member of the Institute of Medicine, and also serves as President of the McKnight Endowment Fund for Neuroscience.

     ROBERT LANGER, PH.D. is presently Germeshausen Professor in the Department of Chemical Engineering at MIT. Dr. Langer obtained his Ph.D. from MIT in 1974 and since then has been a member of the MIT faculty. Dr. Langer is a leading authority on polymer drug delivery systems. He has received numerous awards including election to the United States National Academy of Sciences, the National Academy of Engineering and the Institute of Medicine.

     IRA SHOULSON, M.D. obtained his M.D. from the University of Rochester in 1971 where he completed internal medicine and neurology residencies. He is presently Louis C. Lasagna Professor of Experimental Therapeutics and Professor of Neurology, Pharmacology and Medicine at the University of Rochester. He is the recipient of numerous honors including the Modern Medicine Award for Distinguished Achievement. Dr. Shoulson is a national leader in the design and execution of major clinical trials evaluating drug actions in Parkinson's disease, Huntington's disease and other movement disorders. Dr. Shoulson is also a member of the Peripheral and Central Nervous System Advisory Committee of the FDA.

     ANNE YOUNG, M.D., PH.D. obtained her M.D. and Ph.D. degrees from Johns Hopkins Medical School in 1973 and 1974, respectively, and completed her Neurology Residency at the University of California in San Francisco. She served on the faculty of the Neurology Department at the University of Michigan and since 1991 has been Julieanne Dorn Professor of Neurology at the Harvard Medical School and Chief of the Neurology Service at the Massachusetts General Hospital. She has received numerous honors including election to the American Academy of Arts and Sciences. Her laboratory research focuses on the actions of excitatory amino acids in the brain, while her clinical research deals with movement disorders.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

                 NAME                     AGE                        POSITION
--------------------------------------    ---     ----------------------------------------------
Craig R. Smith, M.D. .................    51      Chairman of the Board of Directors, President
                                                  and Chief Executive Officer
John P. Brennan.......................    54      Senior Vice President, Operations
Andrew R. Jordan......................    49      Senior Vice President, Chief Financial Officer
                                                  and Treasurer
Earl Webb Henry, M.D. ................    49      Vice President, Clinical Research
Ross S. Laderman......................    50      Vice President, Regulatory Affairs
Nicholas Landekic.....................    38      Vice President, Business Development
Thomas C. Seoh........................    39      Vice President, General Counsel and Secretary
Peter D. Suzdak, Ph.D. ...............    38      Vice President, Research
George L. Bunting, Jr.(1).............    56      Director
Richard L. Casey(1)...................    50      Director
Elizabeth M. Greetham(2)..............    47      Director
Solomon H. Snyder, M.D.(2)............    58      Chairman of Scientific Advisory Board and
                                                  Director
W. Leigh Thompson, M.D., Ph.D.(2).....    58      Director

     --------------------
     (1) Member of the Audit Committee.
     (2) Member of the Compensation Committee.

     CRAIG R. SMITH, M.D. has been a Director of the Company since its inception in July 1993. Dr. Smith was elected President and Chief Executive Officer in August 1993 and was elected Chairman of the Board in January 1994. Prior to joining the Company, Dr. Smith was Senior Vice President for Business and Market Development at Centocor, Inc., a biotechnology company. Dr. Smith joined Centocor in 1988 as Vice President of Clinical Research after serving on the Faculty of the Department of Medicine at Johns Hopkins Medical School for 13 years. Dr. Smith received his M.D. from the State University of New York at Buffalo in 1972 and received training in Internal Medicine at The Johns Hopkins Hospital from 1972 to 1975.

     JOHN P. BRENNAN joined the Company as Vice President, Operations in January 1994 and became Senior Vice President, Operations in December 1996. From 1980 to 1993, he was Vice President, Technical Operations and Manufacturing for G.D. Searle and Co., a pharmaceutical company, and was responsible for the operation of manufacturing plants in North America, Latin America and Europe and the worldwide pharmaceutical and process technology from 1980 to 1993. From 1977 to 1980, Mr. Brennan was General Manager of the E.R. Squibb & Sons, Inc. manufacturing facility in Humacao, Puerto Rico. Mr. Brennan held various technical positions at Smith Kline Corporation from 1960 to 1977. Mr. Brennan has 36 years of experience in the pharmaceutical industry. Mr. Brennan received his B.S. in Chemistry from the Philadelphia College of Pharmacy and Science in 1968 and attended the Wharton Graduate Management Program in 1976.

     ANDREW R. JORDAN joined the Company as Vice President, Secretary, Treasurer and Chief Financial Officer in September 1993 and became Senior Vice President, Treasurer and Chief Financial Officer in December 1996. Prior to joining the Company, Mr. Jordan held various positions with KPMG Peat Marwick LLP, a public accounting firm, beginning in 1973, including partner since 1983. Mr. Jordan's experience at KPMG Peat Marwick LLP included advising early stage and emerging technology companies and initial and secondary public equity and debt offerings. He received his B.A. from Rutgers College in 1969 and his MBA from Rutgers Graduate School of Business in 1973 and is a Certified Public Accountant.

     EARL WEBB HENRY, M.D. joined the Company in January 1995 as Vice President, Clinical Research. Prior to joining the Company, Dr. Henry was the global head of clinical research for central nervous system products at Sandoz. He began at Sandoz as the Executive Director of Clinical Research in 1992. From 1987 to 1992, he was an Associate Director then a Senior Associate Director of Clinical Research at Pfizer Central Research. From 1979 to 1986 he was an attending physician at the Children's Hospital in Boston. Dr. Henry received his B.S. in Chemistry at the University of Illinois and his M.D. at the University of Chicago.

     ROSS S. LADERMAN, M.P.H. joined the Company as Vice President, Regulatory Affairs in February 1994. Prior to joining Guilford, Mr. Laderman was Deputy Director, Division of Scientific Investigations in the Office of Compliance of the Center for Drug Evaluation and Research of the FDA. Mr. Laderman's career at the FDA spanned 25 years during which time he worked in investigations, compliance, public affairs and executive management. He received the Commissioner's Special Citation and the Award of Merit from the FDA. Mr. Laderman received his B.A. in Biology from MacMurray College and an M.P.H. from Johns Hopkins University.

     NICHOLAS LANDEKIC joined the Company in March 1995 as Vice President, Business Development. From January 1992 to February 1995, Mr. Landekic was Senior Director of Business Development at Cephalon, Inc. and was responsible for licensing and other corporate collaborations. From 1989 to 1992, he was a Senior Manager of Product Planning at Bristol-Myers Squibb and was responsible for worldwide commercial development and strategic planning for currently marketed and new central nervous system products. From 1985 to 1989, Mr. Landekic worked for Johnson & Johnson Corporation in a variety of positions in business development and finance. Mr. Landekic received his M.B.A. in Finance/Marketing from the State University of New York at Albany, M.A. in Biology from Indiana University and a B.S. in Biology from Marist College.

     THOMAS C. SEOH joined the Company in April 1995 as Vice President, General Counsel and Secretary. From 1992 to 1995, Mr. Seoh was affiliated with the ICN Pharmaceuticals, Inc. ("ICN") group, as Vice President and Associate General Counsel of ICN from 1994 to 1995, Vice President, General Counsel and Secretary of Viratek, Inc. from 1993 to 1994 and Deputy General Counsel of SPI Pharmaceuticals, Inc. from 1992 to 1994, providing legal function support for pharmaceutical operations, research and development and corporate development. From 1990 to 1992, Mr. Seoh was General Counsel and Secretary of Consolidated Press U.S., Inc., the North American holding company of the Sydney, Australia-based Consolidated Press group. Prior thereto, Mr. Seoh was associated with the New York and London law offices of Lord, Day & Lord, Barrett Smith. Mr. Seoh received his J.D. and A.B. from Harvard University.

     PETER D. SUZDAK, PH.D. joined the Company in March 1995 as Vice President, Research. Prior thereto, Dr. Suzdak was Director of Neurobiology at Novo Nordisk A/S and was responsible for all neurobiology research from 1993 to 1995, and Department Head for Receptor Neurochemistry from 1988 to 1992 as well as a member of the drug discovery management group from 1989 to 1995. Prior thereto, Dr. Suzdak was a Pharmacology Research Associate in the Clinical Neuroscience Branch of the National Institute of Mental Health in Bethesda, Maryland from 1985 to 1988. Dr. Suzdak received his Ph.D. in Neuroscience from the University of Connecticut and a B.S. in Pharmacy from St. Johns University.

     GEORGE L. BUNTING, JR. has been a Director of the Company since May 1996. Mr. Bunting is President and Chief Executive Officer of Bunting Management Group, a position he has held since July 1991. He formerly served as Chairman of the Board and Chief Executive Officer of the Noxell Corporation (a Procter & Gamble Company as of November 1989). Mr. Bunting joined Noxell in 1966 as a Product Manager. In 1968, he was elected to the Board of Directors of Noxell Corporation. In March 1970, he was elected to the position of Executive Vice President and served as President and Chief Executive Officer from November 1973 until April 1986 when he became Chairman and Chief Executive Officer. Mr. Bunting is a director of Crown Central Petroleum Corporation, Mercantile Bankshares Corporation, PHH Corporation, and USF&G Corporation. He is currently Chairman of Johns Hopkins Medicine, Health Systems, and Hospital, as well as a Trustee of Johns Hopkins.

     RICHARD L. CASEY has been a Director of the Company since its inception in July 1993 and served as its Chairman of the Board from inception through December 1993. Mr. Casey is Chairman of the Board, President and Chief Executive Officer of Scios. He joined Scios in December 1987 as President and Chief

Executive Officer and has served as a Director since that time. Mr. Casey was elected Chairman of the Board of Scios in November 1992. Mr. Casey has over 20 years experience in the pharmaceutical industry and has served in various positions with ALZA Corporation, Syntex Medical Diagnostics and Eli Lilly and Company. Mr. Casey serves on the boards of directors of Karo Bio AB, a Swedish biotechnology company affiliated with Scios, and VIVUS Inc., a medical devices company located in Menlo Park, California.

     ELIZABETH M. GREETHAM has been a Director of the Company since November 1995. Since 1992, Ms. Greetham has been portfolio manager of WPG Life Sciences Fund, L.P. and WPG Institutional Life Sciences Fund, L.P., and since 1990 she has been involved in healthcare investments for institutional, growth and high individual net worth accounts at Weiss, Peck & Greer, L.L.C. She is President of Libracorn Financial Consultants and a member of the boards of directors of Medco Research, Inc., Chemex Pharmaceuticals, Inc., Progenics Pharmaceuticals, Inc., Access Pharmaceuticals Inc., Pathogenesis Corp., Sangstat Medical Corp., Chirex Inc. and Repligen Corporation.

     SOLOMON H. SNYDER, M.D. has been a Director of the Company and Chairman of the Scientific Advisory Board since the Company's inception in July 1993. Dr. Snyder received his M.D. in 1962 from Georgetown Medical School, trained as a Research Associate with Julius Axelrod at the National Institute of Mental Health and completed his Psychiatry Residency at Johns Hopkins Hospital. He is presently Director of the Department of Neuroscience at Johns Hopkins Medical School and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences, and Psychiatry. Dr. Snyder has received a number of awards including the Albert Lasker Award in Basic Biomedical Research, the Wolf Prize and the Bower Award. He is a member of the United States National Academy of Sciences, the Institute of Medicine and the American Academy of Arts and Sciences. Dr. Snyder is a director of Scios.

     W. LEIGH THOMPSON, M.D. PH.D. has been a Director of the Company since April 1995. Dr. Thompson joined Eli Lilly and Co. in 1982 and was appointed Executive Vice President for Research in 1991 and Chief Scientific Officer in 1993. Dr. Thompson retired from Eli Lilly in December 1994 and is currently President and Chief Executive Officer of Profound Quality Resources, Ltd., an independent consulting firm advising clients in the pharmaceutical industry and is a director of DNX Corp., Corvas International, Inc., Ergo Science Corp., LaJolla Pharmaceutical Co., GeneMedicine, Inc., and Orphan Medical, Inc.

     On April 1, 1997, David R. Savello, Ph.D., is expected to join the Company as Senior Vice President, Drug Development. Since 1985, Dr. Savello has been employed by Glaxo Wellcome, Inc., most recently as Vice President, North American Regulatory Affairs from 1995 to 1997. Prior to 1995, Dr. Savello served as Vice President, Drug Development and later as Vice President, Regulatory Affairs and Compliance, at the affiliated entity Glaxo Research Institute. Dr. Savello's duties at Glaxo have included leading U.S. and Canadian regulatory operations and International Research and Development, Quality Assurance, and Good Manufacturing Practices for all bulk drug substance and clinical supplies manufacturing and packaging. Dr. Savello received his Ph.D. and M.S. in pharmaceuticals from the University of Maryland in 1972 and 1971, respectively, and his B.S. in pharmacy in 1968 from the Massachusetts College of Pharmacy.

     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee of the Company's Board of Directors oversees the compensation practices of the Company, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation. The Compensation Committee also administers the Option Plan. The Audit Committee reviews the internal accounting procedures of the Company, consults with the Company's independent accountants and reviews the services provided by and fees charged by such accountants.

     All directors hold office until the annual meeting of stockholders and until a successor is duly elected and qualified. Officers are elected to serve until their successors are appointed or until their removal either by a majority of the Board of Directors or the Chairman of the Board. The Company's Amended and Restated By-laws, as amended, authorize the Board of Directors from time to time to determine the number of its members. The Board currently has six members, with no vacancies. Vacancies in unexpired terms and any additional positions created by board action may be filled by the stockholders or by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Under an agreement with Abell, in the event of an exchange of Abell's interest in Gell for 750,000 shares of Common Stock, so long as the total number of shares of Common Stock owned by Abell exceeds 5% of the outstanding Common Stock, the Company has agreed to nominate and recommend a person designated by Abell as a candidate for election to the Company's Board of Directors at the Company's next annual meeting of stockholders. By mutual agreement prior to the Company's 1996 Annual Meeting of Stockholders, the Company discharged its obligation to nominate such candidate designated by Abell by nominating Mr. Bunting to the Board. On March 5, 1997, Abell exercised its right to put its interest in Gell to Guilford for 750,000 shares of Common Stock and, after the Offering, will own 5.1% of the Common Stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the principal stockholders of Common Stock as of March 6, 1997, including each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1996, each of the directors of the Company, certain other holders and all officers and directors of the Company as a group.

                                                                                 PERCENTAGE OF OWNERSHIP
               NAME AND ADDRESS                  SHARES BENEFICIALLY    -----------------------------------------
          OF PRINCIPAL STOCKHOLDERS                   OWNED (1)         BEFORE THE OFFERING    AFTER THE OFFERING
----------------------------------------------   -------------------    -------------------    ------------------
Scios.........................................        1,450,000                 9.8%                   7.8%
     2450 Bayshore Parkway
     Mountain View, CA 94043
The Abell Foundation, Inc. ...................          937,500                 6.3%                   5.1%
     111 South Calvert Street
     Baltimore, MD 21202
FMR Corp. ....................................          738,250(2)              5.0%                   4.0%
     82 Devonshire Street
     Boston, Massachusetts 02109
Arnold H. Snider
     Deerfield Capital, L.P. .................          703,575(3)              4.8%                   3.8%
     Deerfield Management Company.............           46,425(3)              0.3%                   0.3%
     450 Lexington Avenue, Suite 1930
     New York, NY 10017
T. Rowe Price Associates, Inc. ...............          813,450(4)              5.5%                   4.4%
     100 East Pratt Street
     Baltimore, Maryland 21202
Rhone-Poulenc Rorer Pharmaceuticals, Inc. ....          281,531                 1.9%                   1.5%
     500 Arcola Road
     Collegeville, Pennsylvania 19426
Craig R. Smith, M.D. .........................          460,897(5)              3.1%                   2.5%
Andrew R. Jordan..............................          187,359(6)              1.3%                   1.0%
John P. Brennan...............................          120,234                   *                      *
Nicholas Landekic.............................           33,603                   *                      *
Earl W. Henry.................................           45,170(7)                *                      *
Solomon H. Snyder, M.D. ......................          605,217(8)              4.1%                   3.3%
Richard L. Casey..............................        1,519,900(9)             10.2%                   8.2%
     c/o Scios
     2450 Bayshore Parkway
     Mountain View, CA 94043
George L. Bunting, Jr. .......................               --                   --                     --
Elizabeth M. Greetham.........................          225,950(10)             1.5%                   1.2%
W. Leigh Thompson, M.D., Ph.D. ...............           15,000                   *                      *

All directors and officers as a group (13
  persons)....................................        3,338,878                22.1%                  17.7%

---------------
   * Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of the Company's Common Stock subject to options or warrants currently exercisable within 60 days of March 6, 1997 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of the Company's Common Stock shown as beneficially owned by them.

 (2) Based on a Schedule 13G filed by this holder on February 14, 1997 which disclosed that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock.

 (3) Based on a Schedule 13D dated July 16, 1996, Mr. Snider has reported beneficial ownership of 750,000 shares of Common Stock, 703,575 of which are held by Deerfield Capital, L.P. ("DCLP"), and 46,425 of which are held by Deerfield Management Company ("DMC"). According to the Schedule 13D, Mr. Snider is the President, Director and sole shareholder of Snider Capital Corp., which is the general partner of DCLP, and the President, Director and sole shareholder of Snider Management Corporation, which is the general partner of DMC.

 (4) Based on a Schedule 13G filed on February 12, 1997 disclosing that these securities are owned by various individual and institutional investors including the T. Rowe Price New Horizons Fund, Inc. (which owns 700,500 shares of Common Stock representing 5.0% of the shares outstanding as of February 14, 1997), for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with the power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities, however, Price Associates expressly disclaims that it is in fact, the beneficial owner of such securities.

 (5) Includes 1,578 shares of Common Stock and options to acquire 3,583 shares of Common Stock held by Dr. Smith's spouse, an employee of the Company. Dr. Smith disclaims beneficial ownership of the securities held by his spouse.

 (6) Includes 150 shares owned by a child sharing Mr. Jordan's household, of which Mr. Jordan disclaims beneficial ownership. Does not include 750 shares owned by another child of Mr. Jordan who does not share Mr. Jordan's household, as to which shares Mr. Jordan disclaims beneficial ownership.

 (7) Includes 9,375 shares of Common Stock and options to acquire 719 shares of Common Stock held by Dr. Henry's wife, an employee of the Company. Dr. Henry disclaims beneficial ownership of the securities held by his spouse.

 (8) Does not include 1,450,000 shares owned by Scios. Dr. Snyder is a member of the Board of Directors of Scios and may be deemed to have shared voting and investment power over these shares. Dr. Snyder disclaims beneficial ownership of the shares owned by Scios.

 (9) Mr. Casey is an executive officer and Chairman of the Board of Directors of Scios. He may be deemed to have voting and investment power over the shares held by Scios. Mr. Casey disclaims beneficial ownership of these shares. Mr. Casey has direct ownership over an additional 9,900 shares and options to acquire 60,000 shares exercisable within 60 days of March 6, 1997.

(10) Represents shares held by WPG-Life Sciences Fund, L.P. (the "Fund") and WPG-Institutional Life Sciences Fund, L.P. (the "Institutional Fund"). Ms. Greetham serves as Portfolio Manager of both the Fund and the Institutional Fund. Ms. Greetham is a controlling person of Libracorn Financial Consultants ("Libracorn"), a limited partner of the Fund which, through its interest in the Fund, has a 1.55% interest in the shares held by the Fund. Ms. Greetham disclaims beneficial ownership of the shares held by the Fund and the Institutional Fund except to the extent of her beneficial interest through Libracorn.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 20,000,000 shares of the Common Stock, par value $0.01 per share, and 4,700,000 shares of undesignated preferred stock, par value $.01 per share and 300,000 shares of Series A Junior Participating Preferred stock, par value $.01 per share. As of December 31, 1996, there were 13,979,490 shares of Common Stock (reflecting the 3-for-2 stock split effective as of November 12, 1996) and no shares of preferred stock currently outstanding. As of December 31, 1996, there were outstanding options to purchase approximately an additional 2,494,756 shares of the Company's Common Stock and warrants to purchase 312,934 additional shares of Common Stock. At the Company's special meeting of stockholders scheduled to be held on April 1, 1997, the Company's stockholders will vote on a proposal to increase the authorized Common Stock to 40,000,000 shares. The stockholder approval of the proposal to increase the number of authorized shares of Common Stock is necessary in order for the Company to sell all of the shares of Common Stock offered hereby.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the stockholders of the Company. Holders of shares of Common Stock will be entitled to receive dividends, subject to the superior rights of preferred stockholders, if any, when, as and if declared by the Board of Directors. The Company currently intends to retain all future earnings for use in the operation of its business and, therefore, does not anticipate paying any case dividends on its Common Stock in the foreseeable future. Upon the dissolution, liquidation or sale of substantially all of the assets of the Company, after payment in full of all amounts required to be paid to creditors and subject to the rights, if any, of the holders of any preferred stock, the holders of the Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to its stockholders. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock to be sold in this offering will be, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The Company's Board of Directors may without further action by the Company's stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitation of each series. The holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of Common Stock.

     The ability of the Company's Board of Directors to issue preferred stock may delay or prevent a takeover or change in control of the Company. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of stockholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of the Common Stock.

RIGHTS PLAN

     On September 26, 1995, the Board of Directors of the Company approved a stockholder rights plan (the "Rights Plan") designed to protect stockholders in the event of an unsolicited attempt to acquire the Company, including a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all stockholders equally, and other takeover tactics which the Board of Directors believes may be abusive and not in the best interests of stockholders. The implementation of the Rights Plan increases the Board of Director's power in the event of an unsolicited proposal by giving the Board of Directors more time and the opportunity to evaluate an offer and exercise its good faith business judgment to take appropriate steps to protect and advance stockholders interests by negotiating with the bidder, auctioning the Company, implementing a recapitalization or restructuring designed as an alternative to the offer, or taking other action.

In connection with the Rights Plan, the Company designated 300,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share.

     Under the Rights Plan, each holder of the Company's Common Stock is entitled to purchase 1/1,000th of a share of Series A Junior Participating Preferred Stock. Currently, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will be exercisable only if a person or group in the future becomes the beneficial owner of 20% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 20% or more of the Common Stock. Ten days after a public announcement that a person has become the beneficial owner of 20% or more of the Common Stock, each holder of a Right, other than the acquiring person, would be entitled to purchase one share of Common Stock of the Company for each Right at one-half of the then-current price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock. At any time after a person or group of persons becomes the beneficial owner of 20% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person.

     The Board of Directors generally may redeem the Rights at any time until ten days following the public announcement that person or group of persons has acquired beneficial ownership of 20% or more of the outstanding Common Stock. The redemption price is $.01 per Right.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate also provides that directors and officers are to be indemnified to the fullest extent permitted under Delaware law. The Company has entered into indemnification agreements with each of its current directors and officers and will enter into such agreements with future directors and officers, which agreements provide for indemnification of, and advancement of expenses to such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancement of expenses are discretionary under Delaware law. The Company believes that the limitation of liability provision in its Certificate, its Amended and Restated By-laws and the indemnification agreements will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors of the Company.

     The Certificate authorizes the Company to purchase and maintain insurance for the purposes of indemnification. The Company maintains a standard form of directors' and officers' liability insurance policy, which provides coverage to the Company's officers and directors for certain liabilities. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under the Certificate, Amended and Restated By-laws or indemnification agreements. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

SECTION 203 OF THE DELAWARE CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

STOCKHOLDER MEETINGS AND OTHER PROVISIONS

     Under the Amended and Restated By-laws, special meetings of the stockholders of the Company may be called only by a majority of the members of the Board of Directors, the Chairman or holders of 30% of the voting stock of the Company. Stockholders are required to comply with certain advance notice provisions with respect to any nominations of candidates for election to the Company's Board of Directors or other proposals submitted for stockholder vote. The Company's Certificate provides that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Oppenheimer & Co., Inc., Alex. Brown & Sons Incorporated and Hambrecht & Quist LLC are acting as Representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of each Underwriter below.

                                    NAME                                    NUMBER OF SHARES
    ---------------------------------------------------------------------   ----------------
    Oppenheimer & Co., Inc. .............................................
    Alex. Brown & Sons Incorporated......................................
    Hambrecht & Quist LLC................................................

                                                                            ----------------
         Total...........................................................       3,250,000
                                                                            =============

     The Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $     per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per share to certain other brokers
and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Company has granted to the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 487,500 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them bears to the 3,250,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any account over which they exercise discretionary authority.

     The Company has agreed to indemnify the Representatives of the Underwriters and the several Underwriters against certain liabilities, including, without limitation, liabilities under the Securities Act.

     In connection with this offering, the Underwriters and other group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 487,500 shares of common stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Oppenheimer & Co., Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Company's officers and directors and certain stockholders who own an aggregate of approximately 4,433,654 shares of Common Stock and shares issuable upon the exercise of outstanding options have agreed that they will not directly or indirectly, sell, offer, contract to sell, make a short sale, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into or exchangeable or exercisable for any other rights to purchase or acquire Common Stock other than shares of Common Stock issuable upon exercise of outstanding options) owned by them, for a period of 90 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc., subject to certain limited exceptions. The Company has also agreed not to issue, sell or register with the Commission for its own account or otherwise dispose of, directly or indirectly, any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) for a period of 90 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc., subject to certain limited exceptions. Oppenheimer & Co., Inc. may in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Baltimore, Maryland. Certain legal matters will be passed upon for the Underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

     The financial statements of Guilford Pharmaceuticals Inc. as of December 31, 1995 and December 31, 1996 and for the years ended December 31, 1994, December 31, 1995 and December 31, 1996 have been included herein and in a Registration Statement on Form S-3 (together with all amendments and Exhibits thereto, the "Registration Statement") in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The information relating to the patents and proprietary rights of the Company has been reviewed by Nath & Associates, attorneys at law, Washington, D.C. Such information is included in reliance upon information provided by Nath & Associates upon the authority of such firm as experts in patents and proprietary information.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's Web site is http:www.sec.gov.

     The Company has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge, at the Public Reference Section of the Commission.

ITEM 8.  FINANCIAL STATEMENTS.

                         GUILFORD PHARMACEUTICALS INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Independent Auditors' Report..........................................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Operations.................................................   F-4
Consolidated Statements of Stockholders' Equity.......................................   F-5
Consolidated Statements of Cash Flows.................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Guilford Pharmaceuticals Inc.:

     We have audited the accompanying consolidated balance sheets of Guilford Pharmaceuticals Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guilford Pharmaceuticals Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                KPMG Peat Marwick LLP

Baltimore, Maryland
February 28, 1997

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                     ASSETS

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                          1995          1996
                                                                        --------      --------
Current assets:
  Cash and cash equivalents..........................................   $  4,260      $ 16,560
  Short-term investments.............................................     11,552        20,097
  Short-term investments -- restricted...............................        250         1,608
  Collaborative research receivable..................................        556           376
  Inventory..........................................................         --         1,533
  Other current assets...............................................        291           435
                                                                        ---------     ---------
          Total current assets.......................................     16,909        40,609
Investments..........................................................         --        30,653
Investments -- restricted............................................      3,392         8,521
Property and equipment, net..........................................      5,456        13,455
Other assets.........................................................        291           421
                                                                        ---------     ---------
          Total assets...............................................   $ 26,048      $ 93,659
                                                                        =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................   $  1,640      $  2,038
  Bond payable -- current portion....................................        293           941
  Term loan payable -- current portion...............................         --           540
  Accrued expenses and other current liabilities.....................      1,646         3,358
                                                                        ---------     ---------
          Total current liabilities..................................      3,579         6,877
Long-term liabilities:
  Bond payable, less current portion.................................      4,696         6,588
  Term loan payable, less current portion............................         --         4,317
                                                                        ---------     ---------
          Total liabilities..........................................      8,275        17,782
Stockholders' equity:
  Preferred stock, par value $.01 per share. Authorized 4,700,000
     shares, none issued.............................................         --            --
  Series A junior participating preferred stock, par value $.01 per
     share. Authorized 300,000 shares, none issued...................         --            --
  Common stock, par value $.01 per share. Authorized 20,000,000 shares; 10,189,598 (6,793,065 pre-split) and 13,979,490 issued
     and outstanding at December 31, 1995 and 1996...................         68           140
  Additional paid-in capital.........................................     38,121        90,880
  Notes receivable on common stock...................................       (139)         (129)
  Accumulated deficit................................................    (19,947)      (14,874)
  Unrealized gain on available for sale securities...................         --            62
  Deferred compensation..............................................       (330)         (202)
                                                                        ---------     ---------
          Total stockholders' equity.................................     17,773        75,877
                                                                        ---------     ---------
          Total liabilities and stockholders' equity.................   $ 26,048      $ 93,659
                                                                        =========     =========

          See accompanying notes to consolidated financial statements.

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------
                                                              1994          1995          1996
                                                           ----------    ----------    -----------
Revenues:
  Contract and license revenue..........................   $       --    $      556    $    27,600
  Revenues under collaborative agreements...............           --            30            420
                                                           ------------  ------------  ------------
          Total revenues................................           --           586         28,020
Operating expenses:
  Research and development..............................        2,869         9,155         17,850
  Research and development -- Gell Pharmaceuticals
     Inc................................................           --           533            911
  General and administrative............................        2,369         4,367          6,736
  Compensation expense -- warrants......................          991            --             --
                                                           ------------  ------------  ------------
          Total operating expenses......................        6,229        14,055         25,497
                                                           ------------  ------------  ------------
Income (loss) from operations...........................       (6,229)      (13,469)         2,523
Other income (expense):
  Interest income.......................................          336           823          3,070
  Other income..........................................           --           199              8
  Interest expense......................................           (4)         (190)          (528)
                                                           ------------  ------------  ------------
          Net income (loss).............................   $   (5,897)   $  (12,637)   $     5,073
                                                           ============  ============  ============
Primary earnings (loss) per common share:...............   $    (1.36)   $    (1.70)   $      0.35
                                                           ============  ============  ============

Weighted average common and common equivalent shares
  outstanding -- primary................................        4,332         7,436         14,634
                                                           ============  ============  ============

Fully diluted earnings (loss) per common share:.........   $    (1.36)   $    (1.70)   $      0.34
                                                           ============  ============  ============
Weighted average common and common equivalent shares
  outstanding -- fully diluted..........................        4,332         7,436         15,140
                                                           ============  ============  ============

          See accompanying notes to consolidated financial statements.

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         PREFERRED STOCK       COMMON STOCK                   NOTES                   UNREALIZED
                                       -------------------  ------------------  ADDITIONAL  RECEIVABLE                  GAIN ON
                                         NUMBER               NUMBER             PAID-IN    ON COMMON  ACCUMULATED   AVAILABLE FOR
                                       OF SHARES   AMOUNT   OF SHARES   AMOUNT   CAPITAL      STOCK      DEFICIT    SALE SECURITIES
                                       ----------  -------  ----------  ------  ----------  ---------  -----------  ---------------
Balance, December 31, 1993............  2,423,333   $  24      582,608   $  6    $  4,378     $(108)    $  (1,413)       $  --
Issuance of common stock in initial
  public offering at $8.00* per share,
  net of offering costs...............                       1,875,000     19      12,848
Issuance of warrants..................                                                 10
Issuance of common stock..............                          39,129      1          89       (90)
Issuance of Series A Convertible
  Preferred Stock.....................     50,000       1                             249
Compensation related to issuance of
  common stock and grant of common
  stock options.......................                                                273
Amortization of deferred
  compensation........................
Conversion of Series A Preferred
  Stock............................... (2,473,333)    (25)   1,075,361     10          15
Exercise of warrants..................                          85,217      1         195
Reduction in notes receivable on
  common stock........................                                                           49
Compensation expense -- warrants......                                                991
Net loss for the year.................                                                                     (5,897)
                                       ------------ -----   ----------- -----    --------    ------     ---------         ----
Balance, December 31, 1994............     --       $  --    3,657,315   $ 37    $ 19,048     $(149)    $  (7,310)       $  --
Issuance of common stock in secondary
  public offering at $6.50* per share,
  net of offering costs...............                       3,000,000     30      17,901
Other issuances of common stock.......                          63,286      1         280
Exercise of warrants by Scios Nova....                          72,464                166
Equity proceeds from Gell
  Pharmaceuticals relating to the put
  option..............................                                                726
Amortization of deferred
  compensation........................
Reduction in notes receivable on
  common stock........................                                                           10
Net loss for the year.................                                                                    (12,637)
                                       ------------ -----   ----------- -----    --------    ------     ---------         ----
Balance, December 31, 1995............     --       $  --    6,793,065   $ 68    $ 38,121     $(139)    $ (19,947)       $  --
Issuance of common stock in secondary
  public offering at $20.00* per
  share, net of offering costs........                       2,300,000     23      42,880
Other issuances of common stock.......                         226,595      2       7,679
Three-for-two stock split.............                       4,659,830     47         (47)
Equity proceeds from Gell
  Pharmaceuticals relating to the put
  option..............................                                              1,076
Amortization of stock option
  compensation........................                                              1,171
Amortization of deferred
  compensation........................
Reduction in notes receivable on
  common stock........................                                                           10
Unrealized gain on available for sale
  securities..........................                                                                                      62
Net income for the year...............                                                                      5,073
                                       ------------  -----  ----------- -----    --------    ------     ---------         ----
Balance, December 31, 1996............     --       $  --   13,979,490   $140    $ 90,880     $(129)    $ (14,874)       $  62
                                       ============  =====  =========== =====    ========    ======     =========         ====


                                                          TOTAL
                                          DEFERRED    STOCKHOLDERS'
                                        COMPENSATION     EQUITY
                                        ------------  -------------
Balance, December 31, 1993............     $   --       $   2,887
Issuance of common stock in initial
  public offering at $8.00* per share,
  net of offering costs...............                     12,867
Issuance of warrants..................                         10
Issuance of common stock..............                         --
Issuance of Series A Convertible
  Preferred Stock.....................                        250
Compensation related to issuance of
  common stock and grant of common
  stock options.......................       (273)             --
Amortization of deferred
  compensation........................         68              68
Conversion of Series A Preferred
  Stock...............................                         --
Exercise of warrants..................                        196
Reduction in notes receivable on
  common stock........................                         49
Compensation expense -- warrants......                        991
Net loss for the year.................                     (5,897)
                                           ------        --------
Balance, December 31, 1994............     $ (205)      $  11,421
Issuance of common stock in secondary
  public offering at $6.50* per share,
  net of offering costs...............                     17,931
Other issuances of common stock.......       (237)             44
Exercise of warrants by Scios Nova....                        166
Equity proceeds from Gell
  Pharmaceuticals relating to the put
  option..............................                        726
Amortization of deferred
  compensation........................        112             112
Reduction in notes receivable on
  common stock........................                         10
Net loss for the year.................                    (12,637)
                                           ------        --------
Balance, December 31, 1995............     $ (330)      $  17,773
Issuance of common stock in secondary
  public offering at $20.00* per
  share, net of offering costs........                     42,903
Other issuances of common stock.......                      7,681
Three-for-two stock split.............                         --
Equity proceeds from Gell
  Pharmaceuticals relating to the put
  option..............................                      1,076
Amortization of stock option
  compensation........................                      1,171
Amortization of deferred
  compensation........................        128             128
Reduction in notes receivable on
  common stock........................                         10
Unrealized gain on available for sale
  securities..........................                         62
Net income for the year...............                      5,073
                                           ------        --------
Balance, December 31, 1996............     $ (202)      $  75,877
                                           ======        ========

---------------

* Per share prices are pre-stock split

          See accompanying notes to consolidated financial statements.

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                   1994        1995        1996
                                                                 --------    --------    --------
Cash Flows From Operating Activities:
  Net income (loss)...........................................   $ (5,897)   $(12,637)   $  5,073
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization............................         44         567       1,102
     Noncash compensation expense.............................      1,059         122       1,309
     Provision for loss related to advance to underwriter.....        175          --          --
  Changes in assets and liabilities:
     Collaborative research receivable........................         --        (556)        180
     Inventory................................................         --          --      (1,533)
     Other current assets.....................................       (288)       (177)       (144)
     Other assets.............................................       (120)          4        (130)
     Accounts payable.........................................        964         428         398
     Accrued expenses and other liabilities...................        375       1,177       1,712
                                                                 ---------   ---------   ---------
  Net cash provided by (used in) operating activities.........     (3,688)    (11,072)      7,967
                                                                 ---------   ---------   ---------
Cash Flows From Investing Activities:
  Investment in purchases of property and equipment...........     (2,343)     (3,706)     (9,101)
  Maturities of investments...................................         --      40,071      48,368
  Purchases of investments....................................     (7,544)    (47,470)    (92,633)
  Restricted investments......................................       (250)         --      (1,358)
                                                                 ---------   ---------   ---------
  Net cash used in investing activities.......................    (10,137)    (11,105)    (54,724)
                                                                 ---------   ---------   ---------
Cash Flows From Financing Activities:
  Net proceeds from issuances of common stock.................     13,372      18,113      50,584
  Proceeds from bond and term loan issuances..................      1,431       3,558       7,867
  Equity proceeds from Gell Pharmaceuticals Inc. relating to
     the put option...........................................         --         726       1,076
  Principal payments on bond payable..........................         --          --        (470)
  Proceeds received on subscriptions receivable...............        500          --          --
                                                                 ---------   ---------   ---------
  Net cash provided by financing activities...................     15,303      22,397      59,057
                                                                 ---------   ---------   ---------
Net increase in cash and cash equivalents.....................      1,478         220      12,300
Cash and cash equivalents at the beginning of year............      2,562       4,040       4,260
                                                                 ---------   ---------   ---------
Cash and cash equivalents at the end of year..................   $  4,040    $  4,260    $ 16,560
                                                                 =========   =========   =========
Supplemental disclosures of cash flow information:
  Net interest paid...........................................   $     --    $    165    $    470
  Unrealized gain on available for sale securities............         --          --          62
  Issued shares of common stock in lieu of cash bonus.........         --          28          --
  Issuances of common stock to executive officers.............        273         237          --
  Collateral transferred from unrestricted to restricted
     investments, net.........................................   $    902    $  2,490    $  5,129
                                                                 =========   =========   =========

          See accompanying notes to consolidated financial statements.

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1994, 1995 AND 1996

(1)  ORGANIZATION AND BUSINESS ACTIVITIES

     Guilford Pharmaceuticals Inc. along with its subsidiaries, ("Guilford" or the "Company") is a biopharmaceutical company engaged in the development and commercialization of novel products in two principal areas: (i) targeted and controlled drug delivery systems using proprietary biodegradable polymers for the treatment of cancer and other diseases; and (ii) therapeutic and diagnostic products for neurological diseases and conditions.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Guilford Pharmaceuticals Inc. and subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions are eliminated in consolidation.

  Development Stage Company

     During 1996, the Company received regulatory clearance from the U.S. Food and Drug Administration ("FDA") to commence sales of GLIADEL(R). In addition, the Company entered into a major strategic alliance with a corporate partner to market and sell the product on a worldwide basis (excluding Scandinavia) and recognized revenue from various corporate partnering activities. The Company expects to recognize additional revenue from similar sources in the future and from future sales of GLIADEL commencing in 1997. Accordingly, the Company believes it is no longer in the development stage and has removed the references and reporting requirements of SFAS No. 7, "Accounting and Reporting by Development Stage Companies".

  Investment in Gell Pharmaceuticals Inc.

     The Company has a 20% equity interest in Gell Pharmaceuticals Inc. ("Gell") and exercises significant influence over both operations and financial matters of Gell (see Notes 14 and 15). In addition, the 80% stockholder has a currently exercisable put option to exchange such equity interest for 750,000 shares of common stock of the Company. The equity contributed to Gell by the 80% stockholder approximated the fair value of the 750,000 shares of common stock of the Company at the inception of Gell as determined by an independent investment banker. Accordingly, the Company records substantially all of the contributions of Gell by such stockholder as equity relating to the put option, which is deemed by the Company and its investment banker to be an equity instrument of the Company. In addition, the Company charges to operations approximately 100% of the costs incurred from Gell's activities. The Company includes the dilutive effect of the Company's common shares that would be issued under this currently exercisable put option (using the treasury stock method) in its calculation of primary and fully diluted earnings per share.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Cash and cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Investments

     Investments consist primarily of debt securities backed by the U.S. government and commercial paper of U.S. companies. Investments may include financial instruments which the Company believes will be held-to-maturity or may be held available-for-sale. Classification of investments is made at the time these investments are purchased. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities are classified as available-for-sale.

     Available-for-sale securities are recorded at fair value. Unrealized gains and losses on available-for-sale securities are excluded from the results of operations and are reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary would result in a reduction in the carrying amount of such security to fair value. Such impairment would be charged to operations in the period in which the decline in value is deemed to be other than temporary. The Company has not recorded any such permanent impairments since its inception.

  Concentration of credit risk

     The Company invests its excess cash in accordance with a policy objective that seeks to preserve both liquidity and safety of principal. The policy limits investments to certain instruments issued by institutions with strong investment grade credit ratings and places restrictions on their terms and concentrations by type and issuer. The Company has not realized any significant losses on its investments.

  Fair Value of Financial Instruments

     The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. The fair values of financial instruments approximate their recorded value.

  Property and equipment

     Property and equipment are recorded at cost, including interest on funds borrowed to finance the construction of tenant improvements. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, generally three to seven years for furniture and equipment, and over the shorter of the estimated useful life of improvements or lease term for such leasehold improvements. Expenditures for repairs and maintenance are expensed as incurred.

  Revenue Recognition -- collaborative research, contract and license agreements

     Collaborative research revenue from cost-reimbursement agreements is recorded as the related expenses are incurred, up to the contractual limits and when the company meets its performance obligations under the respective agreements. Contract and licensing revenue is recognized when milestones are met and the Company's significant performance obligations have been satisfied in accordance with the terms of the

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

respective agreements. Cash received that is related to future performance under such contracts is deferred and recognized as revenue when earned.

  Research and development, patent and royalty costs

     Research and development, patent, and royalty costs are expensed as incurred.

  Inventories

     Inventories are stated at the lower of cost or market, using the first-in, first-out (FIFO) method.

  Accounting for income taxes

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

  Stock-based compensation

     The Company accounts for share option issuances in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, deferred compensation is recorded to the extent that the current market price of the underlying stock exceeds the exercise price on the date of grant. Such deferred compensation is amortized over the respective vesting periods of such option grants. On January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" which allows entities to continue to apply the provisions of APB No. 25 for financial statement reporting purposes and provide pro forma net income (loss) and pro forma earnings (loss) per share footnote disclosures for employee stock option grants made in 1995 and 1996 as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the financial statement reporting provisions of APB No. 25 and to provide the pro forma disclosure provisions of SFAS No. 123 (see Note 9). Transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair-value based method defined in SFAS No. 123 (see Note 9).

  Stock split

     On October 15, 1996, the Company's Board of Directors declared a three-for-two stock split of the Company's common stock. Earnings (loss) per share data has been adjusted to reflect the stock split for all periods presented.

  Earnings Per Share

     The computation of earnings per share for 1996 and 1995 was based on the weighted average common shares outstanding during the year, and includes, when their effect is dilutive, common stock equivalents consisting of warrants, stock options and put rights.

     The computation of loss per share in 1994 was based on the weighted average common shares outstanding and includes common and common equivalent shares issued during the 12 month period prior to the Company's June 1994 initial public offering.

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Reclassifications

     Certain reclassifications have been made to the 1994 and 1995 consolidated financial statements to conform with the 1996 financial statement presentation.

(3)  INVESTMENTS

     Investments available-for-sale and held-to-maturity securities by major security type and class of security at December 31, 1995 and 1996, are as follows:

                                                                  GROSS         GROSS
                                                                UNREALIZED    UNREALIZED
                                                                 HOLDING       HOLDING       FAIR
                         1995                         COSTS       GAINS         LOSSES       VALUE
    ----------------------------------------------   -------    ----------    ----------    -------
                                                                     (IN THOUSANDS)
    Held-to maturity:
      U.S. Treasury Securities....................   $ 9,681       $  1         $   --      $ 9,682
      Corporate Debt Securities...................     5,513         --             (2)       5,511
      Other Debt Securities.......................        --         --             --           --
                                                     -------    ----------    ----------    -------
                                                     $15,194       $  1         $   (2)     $15,193
                                                     =======    ========      ========      =======
                         1996
    ----------------------------------------------
    Available-for-sale:
      U.S. Treasury Securities....................   $33,459       $167         $ (106)     $33,520
      Corporate Debt Securities...................     1,190          4             (1)       1,193
      Other Debt Securities.......................     1,427         13            (15)       1,425
                                                     -------    --------      ----------    -------
                                                     $36,076       $184         $ (122)     $36,138
                                                     -------    --------      ----------    -------
    Held-to-maturity:
      U.S. Treasury Securities....................   $23,051       $ 83         $  (88)     $23,046
      Corporate Debt Securities...................     1,690         18             (2)       1,706
      Other Debt Securities.......................        --         --             --           --
                                                     -------    --------      ----------    -------
                                                     $24,741       $101         $  (90)     $24,752
                                                     -------    --------      ----------    -------
                                                     $60,817       $285         $ (212)     $60,890
                                                     =======    ========      ========      =======

     Maturities of debt securities classified as available-for-sale and held-to-maturity were as follows at December 31, 1996 (maturities of mortgage-backed securities and collateralized mortgage obligations have been presented based upon estimated cash flows, assuming no change in the current interest rate environment):

                                                        HELD-TO-MATURITY       AVAILABLE-FOR-SALE
                                                      --------------------    --------------------
                                                       DECEMBER 31, 1996       DECEMBER 31, 1996
                                                      --------------------    --------------------
                                                      AMORTIZED     FAIR      AMORTIZED     FAIR
                                                        COST        VALUE       COST        VALUE
                                                      ---------    -------    ---------    -------
                                                         (IN THOUSANDS)          (IN THOUSANDS)
    Due in 1 year or less (1)......................    $20,935     $20,975     $ 9,177     $ 9,291
    Due in 1-2 years...............................      3,806       3,777      14,945      14,885
    Due in 2-5 years...............................         --          --      11,954      11,962
                                                      --------     --------    --------    --------
                                                       $24,741     $24,752     $36,076     $36,138
                                                      ========     ========    ========    ========

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3)  INVESTMENTS -- (CONTINUED)

---------------
(1) Includes $8,521 of restricted securities (see Note 6) included in "Investments -- restricted."

(4)  COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1995         1996
                                                                      -------      -------
                                                                          (DOLLARS IN
                                                                           THOUSANDS)
    Inventory:
      Raw materials................................................   $    --      $   600
      Work in process..............................................        --          432
      Finished goods...............................................        --          501
                                                                      --------     -------
                                                                      $    --      $ 1,533
                                                                      ========     =======
    Property and Equipment:
      Laboratory equipment.........................................   $   978      $ 1,322
      Manufacturing equipment......................................       528        1,677
      Computer and office equipment................................     1,258        2,126
      Leasehold improvements.......................................     2,253        9,767
      Construction in process......................................     1,050          276
                                                                      --------     -------
                                                                      $ 6,067      $15,168
      Less accumulated depreciation and amortization...............      (611)      (1,713)
                                                                      --------     -------
                                                                      $ 5,456      $13,455
                                                                      ========     =======
    Accrued Expenses and Other Current Liabilities:
      Consulting and contracted research...........................   $   401      $   935
      Payroll and related costs....................................       681        1,238
      Other current liabilities....................................       564        1,185
                                                                      --------     -------
                                                                      $ 1,646      $ 3,358
                                                                      ========     =======

(5)  SIGNIFICANT CONTRACTS AND LICENSING AGREEMENTS

  Agreements with Rhone-Poulenc Rorer Pharmaceuticals Inc.

     In June 1996, the Company entered into a Marketing, Sales and Distribution Rights Agreement (together with related agreements, the "RPR Agreements") with Rhone-Poulenc Rorer Pharmaceuticals Inc. and its parent corporation (collectively "RPR") granting RPR worldwide marketing rights (excluding Scandinavia) for GLIADEL. The Company received $15 million upon the signing of these agreements ($7.5 million as an equity investment and $7.5 million as a non-refundable rights payment). On September 24, 1996 the Company obtained clearance from the FDA for GLIADEL for recurrent glioblastoma multiforme where surgical tumor removal is indicated and, accordingly, received a $20 million non-refundable milestone payment from RPR. RPR is obligated to make up to $40 million in additional milestone payments, including $7.5 million in the form of an equity investment, only if the Company achieves certain regulatory approvals. In addition, RPR may also fund up to $17 million for the development of a higher-dose GLIADEL product and to fund certain additional clinical studies related to GLIADEL. The Company will manufacture and supply GLIADEL to RPR and receive a transfer price and royalties based on sales.

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5)  SIGNIFICANT CONTRACTS AND LICENSING AGREEMENTS -- (CONTINUED)

     Under the RPR Agreements, the Company has the right to borrow up to an aggregate of $7.5 million under certain conditions, $4.0 million is available no earlier than January 2, 1997, and the remainder no earlier than 12 nor later than 18 months following funding of the initial tranche. The loan proceeds would be used to provide additional polymer product manufacturing capacity expansion. Any principal amounts borrowed under this loan agreement are due five (5) years from the date borrowed and will carry an interest rate equal to the lowest rate paid by of RPR on its most senior indebtedness. Both the principal and interest due under this agreement may, at the Company's election, be repaid by offsetting certain amounts due to the Company under the RPR Agreements.

  Other Contracts and Agreements

     In October 1995, the Company entered into a license and distribution agreement with Orion Corporation Farmos ("Orion Farmos") which provides that Orion Farmos pay to the Company a licensing fee of $100,000, which amount was received in 1996, and $100,000 upon Orion Farmos' first submission to a governmental regulatory authority in Finland, Denmark, Norway or Sweden. Additionally, the Company will receive both a transfer price on materials shipped to Orion Farmos and royalties on future product sales, if any.

     In December 1995, the Company entered into an agreement with Daiichi Radioisotope Laboratories, Ltd. ("DRL") which provides that DRL pay to the Company a non-refundable license fee of $555,500, which amount was earned in 1995, and a milestone payment of $555,500 upon the filing of the first application for the regulatory approval in certain foreign countries. Additionally the Company receives both a transfer price on materials shipped to DRL and royalties on future product sales, if any.

     The Company has entered into licensing, technology transfer and development agreements with The Johns Hopkins University under which it is required to make certain payments for patent maintenance costs, processing fees, license payments and development payments aggregating approximately $995,000 through 1999. The Company has agreed to spend $500,000 per year through 2003 with respect to their internal research and development activities on advancing such technologies and may be required to make certain payments, as defined, to the Johns Hopkins University should agreed-upon milestones be attained. In addition, the Company is required to pay a royalty on the net sales of all licensed products, if any, as well as a percentage of all royalties received by the Company from sublicensees, if any.

     The Company has also entered into various other licensing, research and development agreements whereby they are committed to fund certain mutually agreed-upon research and development projects, either on a best efforts basis or upon attainment of certain performance milestones, as defined, or both, for various periods unless canceled by the respective parties. Such future amounts to be paid are approximately $1.4 million through 1998. In addition, the Company is required to pay a royalty on the net sales of all licensed products, if any, as well as a percentage of all royalties received by the Company from sublicensees, if any.

     Royalty expenses relating to certain sublicensing agreements aggregated approximately $32,000 in 1995 and $1.1 million in 1996.

(6)  FINANCING AGREEMENTS

  Bond Agreements

     In December 1994, the Company entered into a bond financing arrangement with Signet Bank under which the Company could borrow up to $8,000,000 for capital improvements and for the purchase of certain equipment and furniture. The bond was issued by the Maryland Economic Development Corporation with a 30% guaranty of the outstanding borrowings by the Maryland Industrial Development Financing Authority

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6)  FINANCING AGREEMENTS -- (CONTINUED)

("MIDFA"). The bond is to be repaid monthly, together with interest at the London Interbank Overseas Rate ("LIBOR") plus 75 basis points adjusted monthly (6.7% at December 31, 1996) over 102 months commencing July 1996. The Company is required to meet certain financial covenants, the most restrictive of which requires the Company to maintain cash collateral equal to 50% of its outstanding indebtedness under the bond less $100,000. The amount of the Company's cash collateral under the bond will be reduced quarterly beginning in October 1996 by an amount equivalent to 50% of the principal repaid during the prior quarter. The Company may not declare any cash dividends on its capital stock without the prior written consent of Signet Bank and MIDFA. During 1996, the Company borrowed the remaining available principal amount under the Signet Bank bond financing of $8 million. The outstanding balance adjusted for principal payments was $5.0 million and $7.5 million at December 31, 1995 and 1996, respectively.

  Term Loan Agreements

     The Company has entered into a $6.7 million term loan agreement with Signet Bank for other tenant improvements. Under the terms of the loan agreement, interest is charged monthly on the outstanding balance using LIBOR plus five-eighths percent (.625%) per annum. Principal payments are to be repaid based on seventy-two (72) monthly installments commencing May, 1997. The Company is required to maintain cash collateral equal to the outstanding principal balance over the life of the loan. The Company had outstanding $4.9 million under this loan at December 31, 1996.

     Under the bond and term loan agreements, the Company has set aside $3.4 million and $8.5 million at December 31, 1995 and 1996, respectively, as collateral (together with the Bank's security interest in tenant improvements and equipment) which is included in the accompanying consolidated balance sheets as noncurrent assets under "Investments -- restricted".

  Revolving Line of Credit

     The Company has available a $250,000 revolving line of credit agreement with a bank which requires interest at the bank's internal cost of funds plus 1% and is payable on demand. The line of credit is fully secured by a U.S. Treasury Note which is recorded under "Short-term investments -- restricted". There were no amounts outstanding under the line of credit at December 31, 1995 and 1996.

  Master Lease Agreement

     In September 1996, the Company entered into a $5.0 million, 49 month Master Lease Agreement ("Agreement") with General Electric Capital Corporation ("GECC"). The Company is required to post an irrevocable letter of credit issued from a banking institution equal to seventy percent (70%) of the equipment cost, which percentage decreases upon the annual anniversary of each lease under the Agreement. The Company has leased $2.0 million in equipment under operating leases as of December 31, 1996 collateralized by U.S. Treasury notes aggregating approximately $1.4 million which are recorded under "Short-term investments -- restricted".

(7)  CAPITAL TRANSACTIONS

     On October 15, 1996, the Board of Directors declared a three for two stock split. All of the following transactions have been adjusted to reflect the stock split. In June 1996, the Company entered into a stock purchase agreement with RPR (see Note 5) whereby, RPR purchased 281,531 shares of the Company's common stock for $7.5 million. In March 1996, the Company completed a public equity offering of 3,450,000 shares of its common stock, $.01 par value providing net proceeds of approximately $42.9 million to

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7)  CAPITAL TRANSACTIONS -- (CONTINUED)

the Company. In August 1995, the Company completed an additional public offering of 4,500,000 shares of common stock, $.01 par value per share, providing net proceeds of approximately $17.9 million to the Company. In June 1994, the Company completed its initial public offering of 2,812,500 shares of common stock providing approximately $12.9 million in net proceeds. In connection with the offering, the Company granted warrants to purchase 312,934 shares, as adjusted, of common stock to the underwriter exercisable at $7.19 per share through June 24, 1999.

     The Company has awarded or sold 67,500, 58,694 and 39,129 shares of its common stock to certain officers during 1995, 1994 and 1993, respectively. Such shares are subject to the terms of the 1993 Employee Share Option and Restricted Share Plan (see Note 9). As a result, the Company recorded deferred compensation of approximately $510,000, which amount is being charged ratably to operations over the various vesting periods.

(8)  STOCKHOLDER RIGHTS PLAN

     In September 1995, the Board of Directors adopted a Stockholder Rights Plan ("Rights Plan") in which preferred stock purchase rights ("Rights") were granted at the rate of one Right for each share of common stock. All rights expire on October 10, 2005. At December 31, 1996, the Rights were neither exercisable nor traded separately from the Company's common stock, and become exercisable only if a person or group becomes the beneficial owner of 20% or more of the Company's common stock or announces a tender or exchange offer which would result in its ownership of 20% or more of the Company's common stock. Each holder of a Right, other than the acquiring person, would be entitled to purchase $120 worth of common stock of the Company for each Right at the exercise price of $60 per Right, which would effectively enable such Rights holders to purchase common stock at one-half of the then current price.

     If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase $120 worth of common stock of the acquiring company at the exercise price of $60 per Right. At any time after a person or group of persons becomes the beneficial owner of 20% or more of the common stock, the Board of Directors, on behalf of all stockholders, may exchange one share of common stock for each Right, other than Rights held by the acquiring person.

(9)  SHARE OPTION AND RESTRICTED SHARE PLANS

  The 1993 Employee Share Option and Restricted Share Plan

     The 1993 Employee Share Option and Restricted Share Plan, (the "1993 Plan"), was established to provide eligible individuals with an opportunity to acquire or increase an equity interest in the Company and to encourage such individuals to continue in the employment of the Company. Share options are granted at the fair market value of the stock on the day immediately preceding the date of grant or date of initial employment, if later. Share options are exercisable for a period not to exceed ten years from the date of grant. In general, share options vest over four years.

     Shares awarded under the restricted share provisions of the 1993 Plan are valued at the fair market value of the stock on the day immediately preceding the date of award and require a vesting period determined by the Board of Directors. Should an individual leave the employment of the Company for any reason, the award recipient would forfeit their ownership rights for all shares not otherwise fully vested.

     At December 31, 1996, the maximum shares issuable under the 1993 Plan is 2,700,000, of which up to 300,000 may be issuable under the restricted share provisions.

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9)  SHARE OPTION PLANS -- (CONTINUED)

  The Directors' Plan

     The Director's Stock Option Plan (the "Directors' Plan") was established to provide non-employee directors an opportunity to acquire or increase an equity interest in the Company. Under the Directors' Plan, 300,000 shares of common stock are reserved for issuance at an exercise price not less than fair value of the Company's common stock on the day immediately preceding the date of grant. Such options vest 50% at the end of year one and 100% at the end of year two. Under the Directors' Plan 60,000 and 37,500 options were granted during 1995 and 1996, of which 30,000 are exercisable as of December 31, 1996. In 1996, the Company granted 120,000 options outside of the Directors' Plan to two directors with an exercise price of $13.54 (market value at date of grant). Approximately 90,000 options vested in 1996 and the remaining 30,000 options vest in equal amounts in 1997 and 1998.

  Consultants

     In 1996, the Company granted options to each of two consultants to purchase up to 225,000 (post-split) shares of the Company's common stock, valid for 10 years from issuance, with varying exercise prices. Vesting periods are based on either the passage of time or based upon the achievement of certain milestones, which, if ever achieved, would result in accelerated vesting of up to 150,000 (post-split) of the aforementioned options for each consultant. In 1996, the Company recognized $1.2 million in non-cash compensation expense in accordance with SFAS 123 relating to the value of such stock options (as established using the Black Scholes pricing model) and it expects to charge varying amounts (up to an additional $2.2 million in the aggregate) of non-cash compensation expense to operations through 2001 relating to such agreements.

     Additional information with respect to the Company's option activity is summarized as follows:

                                                                                   WEIGHTED-
                                                                      SHARE         AVERAGE
                                                                     OPTIONS     EXERCISE PRICE
                                                                    ---------    --------------
    Balance, December 31, 1993...................................      42,392        $  .77
      Granted....................................................     219,452          3.01
      Exercised..................................................          --            --
      Canceled...................................................     (40,217)         5.69
                                                                    ---------       -------
    Balance, December 31, 1994...................................     221,627          2.09
      Granted....................................................     586,725          5.28
      Exercised..................................................     (19,565)          .77
      Canceled...................................................      (6,750)         3.75
                                                                    ---------       -------
    Balance, December 31, 1995...................................     782,037          4.50
      Granted....................................................   1,777,740         15.61
      Exercised..................................................     (58,363)         3.02
      Canceled...................................................      (6,658)        10.82
                                                                    ---------       -------
    Balance, December 31, 1996...................................   2,494,756        $12.43
                                                                     ========    ==========

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9)  SHARE OPTION PLANS -- (CONTINUED)
     Options outstanding and exercisable by price range as of December 31, 1996 are as follows:

                           OPTIONS OUTSTANDING                                      OPTIONS EXERCISABLE
-------------------------------------------------------------------------     -------------------------------
                    OUTSTANDING     WEIGHTED-AVERAGE                          EXERCISABLE
    RANGE OF           AS OF           REMAINING         WEIGHTED-AVERAGE       AS OF        WEIGHTED-AVERAGE
EXERCISE PRICES     12/31/1996      CONTRACTUAL LIFE      EXERCISE PRICE      12/31/1996      EXERCISE PRICE
----------------    -----------     ----------------     ----------------     ----------     ----------------
 $  0.0 - $10.00       721,349             8.8                $ 4.62            141,651           $ 4.58
 $10.01 - $20.00     1,712,656             9.5                $15.41            135,000           $13.58
 $20.01 - $30.00        60,751             9.3                $21.34                  0           $    0
                                            --
                    -----------          ------               -------         ----------          ------
                     2,494,756             9.3                $12.43            276,651           $ 8.97
                    ===========          ======               =======         ==========          ======

     At December 31, 1996, there were 743,433 additional shares available for grant under the 1993 Plan and 202,500 shares available for grant under the Directors' Plan.

  Pro Forma Option Information

     The per share weighted-average fair value of all stock options granted during 1995 and 1996 was $2.35 and $7.16 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:
1996 -- expected dividend yield 0%, risk-free interest rate of 6.1%, volatility of 50% and an expected life of 4 years; 1995 -- expected dividend yield 0%, risk-free interest rate of 5.3%, volatility of 50% and an expected life of 4 years. The per share weighted-average fair value of stock options granted during 1996 to consultants was $6.12 using similar assumptions.

     The Company applies APB No. 25 in accounting for share options granted to employees and, accordingly, no compensation expense has been recognized related to such options to the extent that such options were granted at an exercise price that equaled the fair market value at the grant date. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, (using the Black-Scholes option-pricing model), the Company's net income (loss) would have been reduced (increased) to the pro forma amounts indicated below:

                                                                            1995        1996
                                                                          --------     ------
                                                                            (IN THOUSANDS)
                                                                          (EXCEPT SHARE DATA)
    Net income (loss)..................................   As reported     $(12,637)    $5,073
                                                          Pro forma        (12,740)     4,383
    Primary earnings (loss) per share..................   As reported        (1.70)      0.35
                                                          Pro forma          (1.71)      0.30
    Fully diluted earnings (loss) per share............   As reported        (1.70)      0.34
                                                          Pro forma          (1.71)      0.29

     Pro forma net income (loss) reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income (loss) amounts presented above because compensation cost is reflected over the vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

(10)  INCOME TAXES

     As of December 31, 1996, the Company had net operating loss ("NOL") carryforwards available for Federal income tax purposes of approximately $10.3 million which expire at various dates between 2008 to 2010. NOL carryforwards are subject to ownership change limitations and may also be subject to various other

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(10)  INCOME TAXES -- (CONTINUED)
limitations on the amounts to be utilized. As of December 31, 1996, the Company had foreign tax credit carryforwards of approximately $61,000 expiring in 2000 and 2001, and general business tax credit carryforwards of $450,000 expiring between 2008 and 2011.

     Provision for income taxes aggregated $179,000 (current) and ($179,000) (deferred) in 1996 (none in 1995 and 1994).

     Actual income tax expense differs from the expected income tax expense computed at the effective federal rate as follows:

                                                                 1994       1995       1996
                                                                -------    -------    -------
                                                                       (IN THOUSANDS)

    Computed "expected" tax expense at statutory rate........   $(2,004)   $(4,296)   $ 1,725
    State income tax, net of federal benefit.................      (265)      (567)       230
    Research collaboration revenue...........................        --         --        557
    Compensatory stock grants................................       397         --         --
    Change in valuation allowance increase (decrease)........     1,871      5,552     (2,552)
    Tax credits and carryforwards not used...................        --       (703)        --
    Other....................................................         1         14         40
                                                                -------    -------    -------
                                                                $    --    $    --    $    --
                                                                =======    =======    =======

     Realization of net deferred tax assets related to the Company's NOL carryforwards and other items is dependent on future earnings, which are uncertain. Accordingly, a valuation allowance has been established equal to net deferred tax assets which are not likely to be realized in the future, resulting in net deferred tax assets of approximately $179,000 at December 31, 1996.

     Significant components of the Company's deferred tax assets as of December 31, 1995 and 1996 are shown below. A valuation allowance of $5.4 million has been recognized at December 31, 1996 to offset the deferred tax assets as realization of such assets is uncertain. The change in the valuation allowance was an increase of approximately $5.6 million in 1995 and a decrease of approximately $2.6 million in 1996.

                                                                            DECEMBER 31,
                                                                         ------------------
                                                                          1995       1996
                                                                         -------    -------
                                                                           (IN THOUSANDS)

    Deferred tax assets:
         Net operating loss carryforwards.............................   $ 7,261    $ 3,971
         Research and experimentation credits.........................       447        450
         Compensatory stock grants....................................       197        861
         Alternative minimum tax credit carryforward..................        --        179
         Accrued expenses.............................................        67        257
         Contribution carryover and capitalized start-up costs........        48         38
                                                                         -------    -------
                                                                           8,020      5,756
    Deferred tax liabilities:
         Prepaid expenses and depreciation............................        44        153
                                                                         -------    -------
    Net deferred tax assets...........................................     7,976      5,603
         Valuation allowance..........................................    (7,976)    (5,424)
                                                                         -------    -------
    Net deferred tax assets reported..................................   $    --    $   179
                                                                         =======    =======

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11)  RELATED PARTY TRANSACTIONS

     In September 1995, the Company entered into a three year consulting agreement with the Chairman of its Scientific Advisory Board (the "Consultant") who is also a nonemployee director whereby the Consultant is to provide consulting and advisory services as requested by the Company. The Company is obligated to pay an annual consulting fee of $150,000 (1st year), $160,000 (2nd year), and $170,000 (3rd year) and has granted the Consultant 90,000 stock options at fair market value. These options will vest one-third upon each anniversary of the grant date so long as the individual remains a consultant under the agreement.

     Notes receivable on common stock aggregating $139,500 and $129,750 at December 31, 1995 and 1996, respectively, represent amounts due from officers of the Company and are reflected as a reduction from stockholders' equity.

     Scios, Inc., a significant stockholder, has billed the Company for certain services and equipment purchases related to the Company's research and development activities aggregating $173,000, $233,000 and $295,000 in 1994, 1995 and 1996, respectively.

(12)  LEASE AGREEMENTS

     The Company has a master lease arrangement related to the land and building which it presently occupies which expires in July 2005 with options to renew for two five-year periods. The Company has the option to purchase the building after the ninth year for its then current fair market value. The annual rental aggregates approximately $306,000 and the Company pays for substantially all occupancy related costs.

     The Company's future minimum lease payments under operating leases for years subsequent to December 31, 1996 are as follows:

                            YEAR ENDING DECEMBER 31                           (IN THOUSANDS)
    -----------------------------------------------------------------------   --------------
           1997............................................................       $  870
           1998............................................................          797
           1999............................................................          798
           2000............................................................          764
           2001............................................................          331
           2002 and thereafter.............................................        1,123
                                                                                 -------
                                                                                  $4,683
                                                                              ===========

     Facility and equipment rent expense aggregated approximately $37,000, $452,000, and $680,000 in 1994, 1995 and 1996, respectively.

(13)  401(k) PROFIT SHARING PLAN

     The Company has a 401(k) Profit Sharing Plan (the "401(k) Plan") available to all employees meeting certain eligibility criteria which permits participants to contribute up to 15% of their compensation not to exceed the limits established by the Internal Revenue Code. The Company may make "matching contributions" equal to a percentage of a participant's contribution or may contribute a discretionary amount to the Plan. The Company's contributions to the 401(k) Plan were approximately $6,000, $9,000 and $11,000 for 1994, 1995, and 1996 respectively.

     Effective January 1, 1997, the Company has elected to make "matching contributions" in the Company's common stock equal to 50% of the first 6% of an employee's salary contributed to such employees 401(k) Plan account. Such amounts vest 25% per year based on a participant's years of service with the Company.

                         GUILFORD PHARMACEUTICALS INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(14)  GELL PHARMACEUTICALS INC.

     In February 1995, the Company and The Abell Foundation, Inc., a Baltimore-based not-for-profit corporation ("Abell"), established Gell. Gell was formed primarily to track Abell's $2.5 million equity investment that, in substance, was intended to purchase 750,000 shares of the Company's common stock at the transaction date, which shares had an approximate fair market value of $2.4 million. Abell received an 80% equity interest in Gell for $2,500,000 while Guilford received a 20% equity interest for nominal cash consideration and technology "know-how," which had a net carrying value of zero at the transaction date.

     Under a master services agreement with Gell (the "Gell Agreement"), the Company provides all of the personnel, resources and related administration and research services for appropriate reimbursement of such costs incurred by the Company on behalf of Gell.

     Accordingly, as the Company receives the $2.5 million from Gell, it will recognize as paid-in-capital the cash received attributable to the fair value of Abell's "put option" (which fair value has been established as approximately $2.4 million by independent investment bankers). The excess cash of approximately $100,000 is recorded as a reimbursement of certain costs incurred by the Company on behalf of Gell. The Company has recorded approximately 100% of the costs incurred from Gell's operations.

     Abell has a put right, immediately effective upon closing of the Gell Agreement in 1995, which requires the Company to issue 750,000 shares of the Company's common stock (which amount was fixed at closing) in exchange for Abell's shares in Gell (Note 15).

     The Company has received $1.9 million from Gell through December 31, 1996 and has recorded the derived fair value of the equity instrument (put option) as paid in capital ($726,000 and $1.8 million at December 31, 1995 and 1996, respectively). Certain costs incurred by the Company on behalf of Gell ($30,000 in 1995 and $45,000 in 1996) have been reimbursed by Gell and such reimbursement has been recorded in the accompanying consolidated statement of operations. Actual expenditures incurred by the Company on behalf of Gell aggregated $1.9 million through December 31, 1996.

(15)  SUBSEQUENT EVENT (UNAUDITED)

     On March 5, 1997, Abell exercised its put option to receive the 750,000 shares of the Company's common stock to which it was entitled. This number of shares was fixed and agreed to at the inception of the Gell transaction.

------------------------------------------------------------
------------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
Incorporation of Certain Documents by Reference........   2
Prospectus Summary.....................................   3
Risk Factors...........................................   8
Use of Proceeds........................................  18
Capitalization.........................................  18
Price Range of Common Stock and Dividend Policy........  19
Selected Consolidated Financial Data...................  20
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................  21
Business...............................................  24
Management.............................................  42
Principal Stockholders.................................  46
Description of Capital Stock...........................  48
Underwriting...........................................  51
Legal Matters..........................................  52
Experts................................................  52
Available information..................................  52
Financial Statements................................... F-1

                                3,250,000 SHARES

                       [GUILFORD PHARMACEUTICALS LOGO]

                                  COMMON STOCK

                          ---------------------------
                              P R O S P E C T U S
                          ---------------------------

                            OPPENHEIMER & CO., INC.

                               ALEX. BROWN & SONS
                                  INCORPORATED

                               HAMBRECHT & QUIST
                                          , 1997

------------------------------------------------------------
------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and NASD filing fee, all amounts are estimates.

    SEC registration fee......................................................   $ 31,078
    NASD filing fee...........................................................     10,776
    Nasdaq National Market Additional Listing Fee.............................     17,500
    Accounting fees and expenses..............................................     55,000
    Legal fees and expenses...................................................     75,000
    Blue Sky fees and expenses (including counsel fees).......................      5,000
    Printing and engraving expenses...........................................     50,000
    Transfer Agent and Registrar fees and expenses............................      5,000
    Miscellaneous expenses....................................................     50,646
                                                                                 --------
         Total................................................................   $300,000
                                                                                 ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article NINTH of the Company's Amended and Restated Certificate of Incorporation, as amended, provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporate Law or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements entered into with its directors and officers, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

     NUMBER                                      DESCRIPTION
    --------    ------------------------------------------------------------------------------
     1.01***    Form of Underwriting Agreement
     4.01*      Specimen Stock Certificate
     4.02**     Rights Agreement dated September 26, 1995
     5.01***    Opinion of Hogan & Hartson L.L.P. as to the legality of the Common Stock being registered
    23.01***    Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5.01)
    23.02       Consent of KPMG Peat Marwick LLP
    23.03       Consent of Nath & Associates
    24.01       Power of Attorney (contained on signature page)

---------------
  * Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 33-76938 declared effective June 16, 1994.

 ** Incorporated by reference from the Registrant's Form 8-K filed October 10,
    1995.

*** To be filed by amendment.

     (b) Financial Statement Schedules.

     Not Applicable

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes that for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on March 7, 1997.

                                          GUILFORD PHARMACEUTICALS INC.

                                          By:    /s/ CRAIG R. SMITH, M.D.
                                            ------------------------------------
                                                    CRAIG R. SMITH, M.D.
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints, Craig R. Smith, M.D., Andrew R. Jordan and Thomas C. Seoh, and each of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                                  TITLE                    DATE
---------------------------------------------   -------------------------------   -------------
          /s/ CRAIG R. SMITH, M.D.              Chief Executive Officer,          March 7, 1997
---------------------------------------------   President and Director
            CRAIG R. SMITH, M.D.                (Principal Executive Officer)

            /s/ ANDREW R. JORDAN                Vice President, Chief Financial   March 7, 1997
---------------------------------------------   Officer, and Treasurer
              ANDREW R. JORDAN                  (Principal Financial Officer
                                                and
                                                Principal Accounting Officer)

         /s/ SOLOMON H. SNYDER, M.D.            Director                          March 7, 1997
---------------------------------------------
           SOLOMON H. SNYDER, M.D.

            /s/ RICHARD L. CASEY                Director                          March 7, 1997
---------------------------------------------
              RICHARD L. CASEY

         /s/ GEORGE L. BUNTING, JR.             Director                          March 7, 1997
---------------------------------------------
           GEORGE L. BUNTING, JR.

     /s/ W. LEIGH THOMPSON, M.D., PH.D.         Director                          March 7, 1997
---------------------------------------------
       W. LEIGH THOMPSON, M.D., PH.D.

          /s/ ELIZABETH M. GREETHAM             Director                          March 7, 1997
---------------------------------------------
            ELIZABETH M. GREETHAM

                                 EXHIBIT INDEX

 NUMBER                                        DESCRIPTION
--------    ----------------------------------------------------------------------------------
 1.01***    Form of Underwriting Agreement
 4.01*      Specimen Stock Certificate
 4.02**     Rights Agreement dated September 26, 1995
 5.01***    Opinion of Hogan & Hartson L.L.P. as to the legality of the Common Stock being registered
23.01***    Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5.01)
23.02       Consent of KPMG Peat Marwick LLP
23.03       Consent of Nath & Associates
24.01       Power of Attorney (contained on signature page)

---------------
  * Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 33-76938) declared effective June 16, 1994.

 ** Incorporated by reference from the Registrant's Form 8-K filed October 10,
    1995.

*** To be filed by amendment.